As filed with the Securities and Exchange Commission on September 3, 2008

Registration No. 333-146275

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Yingxia International, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Florida	2870	65-0664961
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(Primary Standard Industrial Classification Code Number)	(IRS EMPLOYER IDENTIFICATION NO.)

c/o Harbin Yingxia Industrial Co., Ltd.
No. 300, Xidazhi Street Nangang
Harbin, Heilongjiang, PRC 150001
 (Address , including zip code , and Telephone Number,
including area code , of Principal Executive Offices)

c/o American Union Securities
100 Wall Street, 15th Floor
New York, New York 10005
Telephone: (212) 232-0120
Fax: (212) 785-5867
 (Name, Address, including zip code , and Telephone Number,
including area code , of Agent for Service)

Copies of Communications to:

Adam M. Guttmann, Esq.
Crone Rozynko, LLP
101 Montgomery Street, Suite 1950
San Francisco, California 94104
(415) 955-8900
(415) 955-8910 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer 	Accelerated filer 
Non-accelerated filer 	Smaller reporting company x

(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus subject to completion dated August 29, 2008

PROSPECTUS

CHINA YINGXIA INTERNATIONAL, INC.

10,787,630 SHARES OF COMMON STOCK
WARRANTS TO PURCHASE 5,362,565 SHARES OF COMMON STOCK

Our Selling Stockholders are offering to sell 10,787,630 shares of common stock issued in connection with the Company’s offering in August 2007 (“August 2007 Offering”), the Company’s July 2007 4(2) Issuance (“4(2) Issuance”) and an issuance that contains piggyback registration rights. In addition, they are offering to sell 4,362,565 shares of common stock issuable upon exercise of outstanding warrants we issued in connection with the August 2007 offering at a price of $2.00 per share; and 1,000,000 shares of common stock issuable upon exercise of outstanding warrants we issued in connection with the 4(2) Offering at a price of $1.50 per share.   The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our shares of common stock are quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “CYXI”.  The last reported sale price of our common stock on July 21, 2008 was $0.60.

We will receive no proceeds from the sale of the shares by the Selling Stockholders except for the warrant exercise price for the warrants. If the shares of common stock underlying the Warrants are not registered, then the investors are entitled to exercise the Warrants on a cashless basis without paying the exercise price in cash.

The date of this Prospectus is ____, 2008

The securities offered in this Prospectus involve a high degree of risk and are subject to the “penny stock” rules. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Prospectus.  You should read the entire Prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. China Yingxia International, Inc. is referred to throughout this Prospectus as “China Yingxia”, “CYXI”, “Company", "we", "us", or “our.”

Our Company

We were incorporated in Florida on May 6, 1996, as RCA Trading Co. and changed our name to Agronix, Inc. on June 18, 2001. From then until May 12, 2006, we operated our business through our wholly-owned subsidiary American Waste Recovery, Inc. (“AWR”), which was in the business of acquiring and developing technologies that convert organic wastes into agricultural products such as growth substrates, organic fertilizer, soil amendments and other value added agri-products, and developing a technology that is used to recover chemical commodities from organic waste for a wide variety of industries such as agriculture, food, oil and gas, paper, clothing and pharmaceuticals.

On May 12, 2006, we acquired as our wholly-owned subsidiary, Warner Nutraceutical International, Inc., a Delaware corporation (“WNI”) operating its business through its wholly-owned subsidiary Harbin Yingxia Industrial Group Co., Ltd. (“Yingxia”), a People’s Republic of China company primarily engaged in the development, production and sale of health food products such as soybean meals and drinks, cactus based foods, rice products, and beauty cosmetics (the “Reverse Merger”). Pursuant to the Agreement of Merger and Plan of Reorganization dated May 10, 2006, we issued to WNI shareholders 54,811,475 shares of common stock, par value $0.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $0.001 per share, of which each share was convertible into five hundred (500) shares of common stock, in consideration for a cash payment of $289,000 and all the outstanding shares of WNI. In connection with the Reverse Merger, we appointed Yingxia Jiao as our Chairman, Chief Executive Officer and Chief Financial Officer. After the closing, we had outstanding 100,000,000 shares of Common Stock and 1,473,649.074 shares of Class A Preferred Stock, of which each share was convertible into five hundred (500) shares of common stock. On July 7, 2006, we changed our name to China Yingxia International, Inc., and on July 21, 2006 we changed our stock symbol to CYXI, effectuated a 1:24.9 reverse split of our capital stock and converted to common stock all outstanding shares of Class A Preferred Stock. Since May 12, 2006, we operate our business through Yingxia.

On September 13, 2006, we sold to Brian Hauff, our former President and Director, the entire equity interest in AWR for $180,000.

Our Contact Information

Our principal agent offices located in the United States are at c/o American Union Securities 100 Wall St. 15th Floor New York, NY 10005. We can be reached by calling 212-232-0120 or faxed at 212-785-5867. Our principal executive offices are located at Harbin Yingxia Industrial Co., Ltd., No. 300, Xidazhi Street Nangang, Harbin Heilongjiang, P.R.C. 150001. We can be reached by calling 011-86-45186310948.

The Offering

Common Stock Offered by Selling Stockholders:
16,150,195 shares of common stock in aggregate which includes 10,725,130 shares of common stock that were issued in the August 2007 Offering and the 4(2) Issuance, 5,362,565 shares of common stock underlying warrants that were issued in the August 2007 Offering and the 4(2) Issuance, and 62,500 shares to Alliance Advisors, LLC for investor relations and public relations services rendered.

This aggregate amount is held by 24 shareholders, none of which individually or in the aggregate (since 5 shareholders are affiliated with five other shareholders) represents 1/3 or more of our 44,399,787 non-affiliate common shares outstanding as of September 18, 2007.
The affiliated shareholders are as follows:
1. Timothy G. Ewing has control of management and investment decisions for Endurance Partners, LP and Endurance Partners (Q.P.), LP.
2. Peter Siris has control of management and investment decisions for Guerilla Partners LP and Hua-Mei 21st Century Partners, LP.
3. Ronald I.Heller has control of management and investment decisions for Heller Capital Investments and CGM as C/F Ronald I. Heller, IRA.
4. Jonathan Glaser has control of management and investment decisions for JMG Capital Partners, LP and JMG Triton Offshore Fund, Ltd.
5. Craig Connors has control of management and investment decisions for Straus GE PT Partners, LP and Straus Partners, LP.
None of these or any of the selling stockholders had any agreements or understandings with third parties to sell their shares at the time they initially purchased them from us.

Common Stock to be Outstanding After the Offering:	49,832,352 on a fully diluted basis.

Use of Proceeds:
We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution". With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $ 66,042, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

There can be no assurance that any warrants will be exercised or that we will receive any proceeds therefrom. It is common that such warrants are never exercised because the price of the common stock does not justify the exercise or the warrant expires by its terms.

OTCBB Symbol:	CYXI.OB

DISCLOSURE REGARDING OUR RECENT FINANCING AND EXERCISE OF WARRANTS

Terms of Financing Documents

Shares of Common Stock

The August 2007 Offering and the 4(2) Issuance consisted of the issuance of shares of the Company’s common stock and warrants as described below.  Specifically, in the August 2007 Offering, we issued 8,725,130 shares of our common stock and in the 4(2) Issuance, we issued 2,000,000 shares of our common stock.

Warrants

Issuance, Exercise Terms and Limitation.  In the 4(2) Issuance, we simultaneously issued to the investors, 1,000,000 five (5) year warrants to purchase 1,000,000 shares of our common stock at an exercise price of $1.50 per share.  In the August 2007 Offering, we simultaneously issued to the investors 4,362,565 five (5) year Warrants to purchase 4,362,565 shares of our common stock at an exercise price of $2.00 per share.

Cashless Exercise.  If the shares of common stock underlying the Warrants are not registered, then the investors are entitled to exercise the Warrants on a cashless basis without paying the exercise price in cash. In the event that the Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds from the exercise .

Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding prior to exercise of warrants held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.	11,448,307
Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.	0
Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders in prior registration statements that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.	0
Number of shares sold in prior registered resale by Selling Stockholders or affiliates of Selling Stockholders.	0

Repayment, Shorting and Prior Transactions with Selling Stockholders

To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the Selling Stockholders have an existing short position in the Company’s common stock.

Other than its issuance and sale of the shares of common stock and the Warrants to the Selling Stockholders, the Company has not in the past three (3) years engaged in any securities transaction with any of the Selling Stockholders, any affiliates of the Selling Stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in the subscription documents for the August 2007 Offering and the 4(2) Issuance, the Company does not have any agreements or arrangements with the Selling Stockholders with respect to the performance of any current or future obligations.

RISK FACTORS

Risks Related to Our Business

Forward-Looking  Statements:  The discussion of the business and industry of the Company  contains  various  forward-looking  statements  within  the  meaning of applicable  federal  securities  laws and are based upon the  Company's  current expectations and assumptions  concerning  future events,  which are subject to a number of risks and  uncertainties  that could  cause  actual  results to differ materially from those anticipated.

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues, and operating income.

As a manufacturer of products designed for human consumption, we are subject to product liability claims based on the use of our products that can result in injury.  Our nutritional supplement and food products consist of vitamins, minerals, herbs and other ingredients that are not subject to pre-market regulatory approval. Our products could contain contaminated substances, and  some  of   our products contain innovative ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients may occur.  If this occurs, it would increase our costs since we would have to defend any legal actions brought based on this. This would result in diminished operating income. In addition, our reputation would be damaged resulting in lower revenues.

Newly developed products may not be compatible with market needs resulting in an adverse effect on our sales and earnings.

Our business is particularly subject to changing consumer trends and preferences.  Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes.  If we fail to invest in extensive market research on consumer health needs in each market we target, we may face limited market acceptance of our products, which could have a material adverse effect on our sales and earnings.

We have limited control over the activities of our distributors and the mismanagement or loss of the franchisees will have a negative impact on our operations.

We place significant reliance on our independent franchisees to act as our primary sales force. These individual franchisees are not employed or otherwise controlled by us and are generally free to conduct their business at their own discretion. We do have measures and controls in place to safeguard against misrepresentations and malpractice related to the pricing of our products. Yet, our control of these franchisees is generally limited to penalties or other regulation after any detrimental events have occurred. Either, the mismanagement of the franchisees or the loss of a number of these franchisees could have a material adverse effect on our business, financial condition, and results of operations.

Our limited operating history makes it difficult or impossible to evaluate our performance and make predictions about our future.

Although we have been profitable since 2004, due to increases in sales and the number of our independent franchisees, this relatively short history of profitability may not be adequate to fully assess our ability to achieve market acceptance of our products or our ability to respond to competition and continue this level of performances. Therefore, we can give no assurance that we will maintain profitability in the long run. Investors should be aware of the difficulties normally encountered by nutraceutical companies in China and the high rate of failure of such enterprises.

Additional financing may potentially dilute the value of our stockholders' shares and result in a decrease of our stock price.

We may need to raise additional capital to fund our anticipated future expansion and to implement our business plan. Any additional financing may also involve dilution to our then-existing stockholders, which could result in a decrease in the price of our common stock.

We depend on key personnel and our failure to attract or retain key personnel could harm our business.

Our success largely depends on the efforts and abilities of our key executives and consultants, including Yingxia Jiao, our Chairwoman and Chief Executive Officer. The loss of the services of Ms. Jiao could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues.

New business ventures or acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.

We continually seek to expand our operations through acquisitions of businesses and assets. These transactions involve various inherent risks, such as:

▪             uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

▪             the potential loss of key personnel of an acquired business;

▪             the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

▪             problems that could arise from the integration of the acquired or new business;

▪             unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and

▪             unexpected development costs that adversely affect our profitability.

 Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or the commencement of a new business venture.

Shareholders must rely on management for the operation of the Company and the ineffectiveness of management to operate the Company’s business properly can result in diminished value of your shares held in the Company.

All decisions with respect to our operation and development, production and marketing of our products and services, will be made exclusively by management. Our success will, to a large extent, depend on the quality of the management of the Company. In particular, we will depend on the services of our board members and officers. Management believes that these individuals have the necessary business experience to supervise the management of the Company and production and commercial exploitation of our products. However, there can be no assurance that they will perform adequately or that our operations will be successful. Shareholders will have no right or power to take part in the management of the Company, for the most part, except to the extent of voting for the members of the Board of Directors each year. Accordingly, no person should purchase any of the stock offered hereby unless such prospective purchaser is willing to entrust all aspects of the management of the Company to management and has evaluated management's capabilities to perform such functions.

Risks Associated with the Chinese Market

Potential for reduced growth in health food consumption in China may negatively impact our growth.

Our growth and success is dependant upon the continued growth of the health food market in China. Most analysts project growth rates that will support our financial forecasts. However, any deviation in total market forecasts can negatively impact our expected growth and profitability.

If Chinese government regulation changes, it may negatively affect our business.

The research, development, testing, manufacturing and marketing of our products are subject to various governmental regulations in China. Government regulation includes inspection of and controls over testing, manufacturing, safety and environmental controls, efficacy, labeling, advertising, promotion, record keeping and the sale and distribution of wellness products.  Government regulation substantially increases the cost of developing, manufacturing and selling our products.  All of our assets are located in China and approximately 100% of our revenues derive from our operations in China.  Accordingly, our operations are subject, to a significant degree, to PRC law.

We are subject to complex Chinese business regulations which could prevent our planned manufacturing expansion.

As China changes its economy to be more market-oriented, uncertainties arise regarding governmental policies and measures.  Although, in recent years, the Chinese government has implemented measures emphasizing the use of market forces for economic reform, reduction of state ownership of productive assets and establishment of sound corporate governance practices, a substantial portion of productive assets in China are still owned by the Chinese government. For example, all lands are state- owned and leased to business entities or individuals through governmental grants of state-owned Land Use Rights. The grant process is typically based on government policies at the time of grant, which can be lengthy and complex and may adversely affect our planned manufacturing expansion. The Chinese government also exercises significant control over China’s economic growth through allocation of resources, foreign currency control and providing preferential treatment to particular industries or companies.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

    If adequate additional financing is not available on reasonable terms, we may not be able to undertake the expansion, purchase additional machinery and purchase equipment for our operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

    In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

    In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding, the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

    If we cannot obtain additional funding, we may be required to: (i) limit our investments in research and development; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures.

    Such reductions could materially adversely affect our business and our ability to compete.

    Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

 International operations require us to comply with a number of United States and international regulations which may have a negative impact on our growth.

    We are required to comply with a number of international regulations in countries outside of the United States. In addition, we must comply with the Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. We believe we are currently in compliance with such regulations.  The U.S. Department of The Treasury's Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities and individuals except as permitted by OFAC which may reduce our future growth.

Certain political and economic considerations relating to the PRC could adversely affect our company.

    The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

    The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Currency conversion and exchange rate volatility could adversely affect our financial condition.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency outside of the PRC. We receive substantially all of our revenues in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements.  Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Nevertheless, the Company plans to retain all funds distributed to it and does not anticipate paying dividends to its shareholders for the foreseeable future.

Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable, most of the time in the region of approximately RMB8.28 to $1.00. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. As our operations are primarily in PRC, any significant revaluation or devaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. We may not be able to hedge effectively against in any such case. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.   China Yingxia’s operating companies are FIEs to which the Foreign Exchange Control Regulations are applicable.

Risks Related to Our Common Stock and Its Market

We do not anticipate paying dividends on our shares of common stock. Although we paid dividends on our common stock in 2005 when we were a private company, we do not anticipate declaring any further dividends in the foreseeable future. We currently intend to retain future earnings to finance operations, capital expenditures and to expand our business.

Our common stock may be affected by limited trading volume and may fluctuate significantly, and this may adversely affect your investment.

There has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced in the past, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

There is a limited market for our common stock which makes it difficult for investors to engage in transactions in our securities.

Our common stock is quoted on the OTCBB under the symbol “CYXI.” There is a limited trading market for our common stock. If public trading of our common stock does not increase, a liquid market will not develop for our common stock. The potential effects of this include difficulties for the holders of our common shares to sell our common stock at prices they find attractive. If liquidity in the market for our common stock does not increase, investors in our Company may never realize a profit on their investment.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our common stock is deemed to be a “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be a “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors.  This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them.  This could cause our stock price to decline.  Penny stocks are stock:

▪             With a price of less than $5.00 per share;

▪             That are not traded on a “recognized” national exchange;

▪             Whose prices are not quoted on the NASDAQ automated quotation system (a NASDAQ listed stock must still have a price of not less than $5.00 per share); or

▪             In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks.  Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade "penny stocks" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded on the Pink Sheets, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Selling shareholders may impact our stock value through the execution of short sales which may decrease the value of our common stock.

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. The selling shareholders in this registration statement could short the stock by borrowing and then selling our securities in the market and then converting the Warrants at a discount to replace the security borrowed. Because the selling shareholders control a large portion of our common stock, the selling shareholders could have a large impact on the value of our stock if they were to engage in short selling of our stock. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution". With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $ 66,042, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

    There can be no assurance that any warrants will be exercised or that we will receive any proceeds therefrom. It is common that such warrants are never exercised because the price of the common stock does not justify the exercise or the warrant expires by its terms.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

SELLING STOCKHOLDERS

The following table sets forth the name of the Selling Stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 18, 2007 and the number of shares of common stock being offered by the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of September 18, 2007 are deemed outstanding for computing the ownership of the person or entity holding such options, warrants or convertible securities.  The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time.

However, the Selling Stockholders are under no obligation to sell all or any portion of such shares nor are the Selling Stockholders obligated to sell any shares immediately upon effectiveness of this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders.

Name of Selling Stockholder (15)	Shares of Common Stock Owned Prior to the Offering	Percent of Common Shares Owned Prior to the Offering (1)	Shares of Common Stock to be Sold in the Offering	Number of Shares Owned After the Offering	Percent of Shares Owned After Offering

Bald Eagle Fund, Ltd. (2) (7)	24,255	0.036%	24,255	0	0
William M. Denkin (2)	150,000	0.225%	150,000	0	0
Endurance Partners, LP(2) (5)	1,231,500	1.849%	1,231,500	0	0
Endurance Partners, (Q.P.) LP (2) (5)	3,148,500	4.727%	3,148,500	0	0
James J. Fuld, Jr. (3)	750,000	1.126%	750,000	0	0
Guerilla Partners, LP (3) (6)	1,350,000	2.027%	1,350,000	0	0
Heller Capital Investments (2) (8)	1,275,000	1.914%	1,275,000	0	0
CGM as C/F Ronald I. Heller, IRA (2) (8)	600,000	0.901%	600,000	0	0
Hua-Mei 21st Century Partners, LP (3)(6)	900,000	1.351%	900,000	0	0
JMG Capital Partners, LP (2) (9)	750,00	1.126%	750,000	0	0
JMG Triton Offshore Fund, Ltd. (2) (9)	750,000	1.126%	750,000	0	0
Kensington Partners, LP (2)(10)	530,745	0.797%	530,745	0	0
Ning Li (2)	82,695	0.124%	82,695	0	0
Steve Mazur (2)	150,000	0.225%	150,000	0	0
Midsouth Investor Fund, LP (2) (11)	750,000	1.126%	750,000	0	0
Charles Nirenberg (2)	45,000	0.067%	45,000	0	0

Outpoint Offshore Fund, Ltd. (2) (12)	375,000	0.563%	375,000	0	0
Professional Offshore Opportunity Fund, Ltd. (2) (13)	375,000	0.563%	375,00	0	0
Ray & Amy Rivers, JTROS (2)	150,000	0.225%	150,000	0	0
Richard D. Squires (2	450,000	0.675%	450,000	0	0
Straus GE PT Partners, LP (2) (14)	1,031,250	1.548%	1,031,250	0	0
Straus Partners, LP (2) (14)	843,750	1.266%	843,750	0	0
Xiaodong Yuan (2)	375,000	0.563%	375,000	0	0
Alliance Adivsors, LLC (4)	62,500	0.141%	62,500	0	0
Totals	16,150,195		16,150,195	0	0

(1)	Based on 44,399,787 shares issued and outstanding as of September 18, 2007.

(2)
On August 9, 2007, we completed the sale of Units of securities for a price of $250,000 per Unit, yielding gross proceeds of $8,725,130 from the sale of the Units.  Each Unit consisted of 250,000 shares of common stock and warrants to purchase 125,000 shares of common stock, exercisable at $2.00 per share.

(3)
On July 16, 2007, we completed the sale of 1,000,000 Units of securities to a total of 3 investors. Each "Unit" included two share of common stock and one common stock purchase warrants exercisable at $1.50. The Units were sold for a price of $2.00 per Unit, yielding gross proceeds of $2,000,000 from the sale of the Units.

(4)	On July 13 2007, we issued 62,500 shares to Alliance Advisors, LLC for investor relations and public relations services rendered.
(5)	Timothy G. Ewing has control over management and investment decisions for Endurance Partners, LP and Endurance Partners (Q.P.), LP

(6)	Peter Siris has control over management and investment decisions for Guerilla Partners LP and Hua-Mei 21st Century Partners, LP

(7)	Richard Keim has control over management and investment decisions for Bald Eagle Fund, Ltd.

(8)	Ronald I.Heller has control over management and investment decisions for Heller Capital Investments and CGM

(9)	Jonathan Glaser has control over management and investment decisions for JMG Capital Partners, LP and JMG Triton Offshore Fund, Ltd.

(10)	Richard Keim has control over management and investment decisions for Kensington Partners, LP

(11)	Lyman O. Heidtke has control over management and investment decisions for Midsouth Investor Fund, LP

(12)	Jordan Grayson has control over management and investment decisions for Outpoint Offshore Fund, Ltd.

(13)	Marc Swickle has control over management and investment decisions for Professional Offshore Opportunity Fund, Ltd.

(14)	Craig Connors has control over management and investment decisions for Straus GE PT Partners, LP and Straus Partners, LP

(15)	None of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

▪	ordinary brokers transactions, which may include long or short sales,
▪	transactions involving cross or block trades on any securities or market where our common stock is trading,
▪
purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

▪	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
▪	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus except for the exercise of the warrants. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $66,042.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer; and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Regulation M

We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the Selling Shareholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Shareholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Shareholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

Neither the Company nor any of its subsidiaries is a party to any pending or threatened legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of each of our executive officers and directors as of March 31, 2008.

Name	Age	Position	Date Appointed Director

Yingxia Jiao	56	President, Chief Executive Officer, Chief Financial Officer and Chairman	May 12, 2006

Lixue Deng(1)	28	Director	May 29, 2007

Dr. Zhaobo Wang	53	Director	February 8, 2007
(1) Effective June 25, 2008, Deng Lixue resigned as a director of the Company.

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years (and, in some instances, for prior years).

Yingxia Jiao became our Chief Executive Officer, Chief Financial Officer and Director upon consummation of the Reverse Merger on May 12, 2006. She graduated from Harbin University of Chinese Medicine in 1997 and is a certified nutritionist of Heilongjiang province. She had many years experience in the medical field and hospital management before she founded the Yingxia group in 1998. She still serves as its President and CEO. Since October 2000, she has served as Vice Chairman of the Senior Welfare Foundation of Heilongjiang. Since August 2002, she has also served as the Vice Chairman of the Safe Food Association of Heilongjiang. In addition, since June 2004, she has served as the Vice Chairman of the Association of Corporate Management of Heilongjiang.

Lixue Deng was appointed as a member of the Board of Directors on May 29, 2007 to fill the vacancy created by the resignation of Mr. Gerald Montiel on May 22, 2007.  Mr. Deng is the son of Yingxia Jiao, our Chairwoman, Chief Executive Officer and Chief Financial Officer, and has been working for Harbin Yingxia since 2004.  Mr. Deng currently resides in the US and is exploring the establishment of a west coast office and interfacing with US investors and shareholders.  Mr. Deng studied business management at the University of Essex in Colchester, UK from 2000-2003.

Dr. Zhaobo Wang was appointed as an independent Director on February 8, 2007 and serves on the serve on the Nominating and Corporate Governance Committee.  Dr. Wang is a distinguished educator with business experience. Dr. Wang has been a professor of Operations Management/Business Statistics of Fairleigh Dickinson University (FDU) since 1992.  He established the Chinese American Business Institute at FDU where he serves as the first director.  Dr. Wang was elected as the first ever Asian-American school board member of Edison Township.  Dr.  Wang received his Ph.D. in Operations Management in 1992 and MBA in Management Information Systems in1990 from Rutgers University.

Board of Directors

All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion. We have not yet formed an audit committee and the present Board of Directors serves in this capacity.  However, the Company intends to create an Audit Committee in the immediate future which will consist of independent directors only.

Family Relationships

Mr. Lixue Deng is the son of our chairwoman, Ms. Yingxia Jiao.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five (5) years, none of our directors, executive officers, promoters, control persons, or nominees has been:

▪           the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

▪           convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

▪           subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

▪           found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Ethics

Our Board of Directors adopted a written Code of Conduct Policy designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Conduct Policy. This Code of Conduct Policy has been filed with the Securities and Exchange Commission as an Exhibit to our December 31, 2006 Form 10-KSB filed on April 2, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our capital stock, as of March 31, 2008, for: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all of our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

		Amount and Nature of
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class (2)
Common Stock	Yingxia Jiao(1)	15,348,800	34.51%
Common Stock	Dr.Zhaobo Wang(1)	10,000	0.02%
Common Stock	Lantin Deng(3)	4,801,600	10.79%
Common Stock	Lixue Deng (1)	1,512,000	3.39%
Common Stock	All officers and directors as a group (3 in number)	20,650,40	37.93%

(1)
Effective June 25, 2008, Deng Lixue resigned as a director of the Company. The person listed is an officer and/or director of the Company and the address for each beneficial owner is Harbin Yingxia Industrial Co., Ltd, No.300, Xidazhi Street Nangang, Harbin Heilongjiang F4 150001.

(2)	Based on 44,479,626 shares of common stock issued and outstanding as of March 28, 2008.

(3)	Mr Deng is the husband of our Chairwoman and CEO. The address for this beneficial owner is Harbin Yingxia Industrial Co., Ltd, No.300, Xidazhi Street Nangang, Harbin Heilongjiang China 150001.

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001. We currently have a total of 44,399,787 shares of common stock issued and outstanding and no preferred stock issued and outstanding.

All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitled the hold thereof (a) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (b) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (c) to participate pro rata in any distribution of assets available for distribution upon liquidation. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights.

In addition, such authorized but unissued common shares could be used by the board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. Further, the common shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a “poison pill.”

Warrants

Based on our August 2007 Offering and 4(2) Issuance, we issued to the Investors five (5) year Warrants to purchase shares of our common stock, exercisable at $1.50 and $2.00 per share, except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price. In the 4(2) Issuance, we issued 1,000,000 Warrants exercisable at $1.50 per share, which entitles the holder to one share of our common stock and is exercisable for five (5) years from July 20, 2007. In the August 2007 Offering, we issued 4,362,565 Warrants exercisable at $2.00 per share which entitles the holder to one share of our common stock and is exercisable for five (5) years from August 9, 2007.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Bagell Josephs Levine & Company, LLC, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

In addition, we have the power, by our by-laws or in any resolution of our shareholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated in Florida on May 6, 1996, as RCA Trading Co. and changed our name to Agronix, Inc. on June 18, 2001. From then until May 12, 2006, we operated our business through our wholly-owned subsidiary American Waste Recovery, Inc. (“AWR”), which was in the business of acquiring and developing technologies that convert organic wastes into agricultural products such as growth substrates, organic fertilizer, soil amendments and other value added agri-products, and developing a technology that is used to recover chemical commodities from organic waste for a wide variety of industries such as agriculture, food, oil and gas, paper, clothing and pharmaceuticals.

On May 12, 2006, we acquired as our wholly-owned subsidiary Warner Nutraceutical International, Inc., a Delaware corporation (“WNI”) operating its business through its wholly-owned subsidiary Harbin Yingxia Industrial Group Co., Ltd. (“Yingxia”), a People’s Republic of China company primarily engaged in the development, production and sale of health food products such as soybean meals and drinks, cactus based foods, rice products, and beauty cosmetics (the “Reverse Merger”). Pursuant to the Agreement of Merger and Plan of Reorganization dated May 10, 2006, we issued to WNI shareholders 54,811,475 shares of common stock, par value $0.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $0.001 per share, of which each share was convertible into five hundred (500) shares of common stock, in consideration for a cash payment of $289,000 and all the outstanding shares of WNI. In connection with the Reverse Merger, we appointed Yingxia Jiao as our Chairman, Chief Executive Officer and Chief Financial Officer. After the closing, we had outstanding 100,000,000 shares of Common Stock and 1,473,649.074 shares of Class A Preferred Stock, of which each share was convertible into five hundred (500) shares of common stock. On July 7, 2006, we changed our name to China Yingxia International, Inc., and on July 21, 2006 we changed our stock symbol to CYXI, effectuated a 1:24.9 reverse split of our capital stock and converted to common stock all outstanding shares of Class A Preferred Stock. Since May 12, 2006, we operate our business through Yingxia.

On September 13, 2006, we sold to Brian Hauff, our former President and Director, the entire equity interest in AWR for $180,000.

Our Business

Overview and Business Model

     Through our wholly-owned subsidiary Yingxia, we engage in the development, production, and sale of health food products, including soybean meals and drinks, cactus based foods, rice products, and beauty cosmetics. Sales within China comprise approximately 99.5% of total revenue. Our sales in foreign nations represent pilot programs that as of yet has not become full scale operations. Yingxia's health food products have a historical and cultural background. One principal that runs through the over 6,000-year history of Chinese medicine is "food and medicine come from a common source." For thousands of years, Chinese people have been using selected foods to enhance health, cure diseases, and achieve longevity. Recent western medical technology also confirms that many Chinese medicines have various degrees of disease prevention and anti aging effects.

We have established a business model that includes research, planting, production, deep processing, storage, and sales, which allows us to control all aspects of the business, including the technology content of the product, supply of raw material, quality of production and management of customer relationships.

Our Principal Products and Services

Using raw materials from agricultural crop bases located in the Heilongjiang province, our products and services are divided into six (6) categories:

▪	Personal care products,

▪	Organic rice products

▪	Nestle™ products,

▪	Soybean-based foods and drinks,

▪	Longgu golden millet and enriched products, and

▪	Cactus-based powders and herbal supplements.

Personal Care Products

As the income of the Chinese middle-class increases with the development of the Chinese economy, the Company has begun to market these products to meet the growing demands of its franchisees. These products range from air and water purifier devices to bath and shower-head faucets.

Air Purifiers

Using electrostatic precipitator, the air purifiers are used to eliminate bacteria, mold, and spores in the air through with its electric field. Airbone particles are charged and then trapped on oppositely charged collectors. The effectiveness of the device is due to the electric field created. The product neutralizes germs with its electrostatic field and the by-product ozone which is found inside the units.

    Water Purifiers

The water purifiers mount directly onto household faucets. These multiple stage water filter provides water with reduced levels of microbiological impurities while still leaving the beneficial fluoride in the water itself. .

Organic Rice Products

    Growth in domestic demand for organic products has been driven by rising incomes urban areas. The China Green Food Development Center (“CGFDC”) is the agency that sets the organic food standards. The CGFDC was established in November 1992, under the jurisdiction of the Chinese Ministry of Agriculture. In China, the CDFDC awards two Standards: A and AA. The A standard does permit some use of synthetic agricultural chemicals, while AA is more strigent, but still allows the use of certain chemicals. The Company has been marketing both types of organic rice products including the rice itself and prepared foods and meals.

Nestle™ Products

In 2006, the Company commenced selling Nestle™ products including chocolate, instant cereal meals, and coffee through its wholly owned and proprietarily owned franchise retail outlets. The Company has executed a sales agent agreement with Nestle. According to the agreement, Nestle sells Nestle products at wholesale to the Company. The Company then sells the products at retail prices to its customers. Therefore, all profits from retail sales of the product are earned by the Company.

Soybean Products

Nutritional value of soybean:

▪	High protein content;
▪	High content of unsaturated fatty acid;

▪	High contents of lecithin, therefore soybean is often recommended as the ideal food to prevent coronary heart disease, hypertension, arteriosclerosis, and other conditions;
▪	Zero cholesterol: it is the only food that has high protein and almost zero cholesterol;

▪	Rich in calcium;
▪	Rich in Vitamin B, especially Vitamin B2; and

▪	High contents of phosphor, natrium, kalium and other minerals.

Our soybean products include:

▪	Organic Soybean Milk,
▪	Instant Soybean Meal,

▪	Soybean Salad,
▪	Soybean Vegetable Meat, and

▪	Soybean Chocolate.

Millet Products

Millet contains multiple nutritional elements that are required by the human body. In addition millet contains high percentages of carbohydrate, protein, Vitamin B, and other minerals. It also contains protein amino acids, methionine and tryptophan.

Our millet products include:

▪	Refined Longgu Golden millet;
▪	Superfine Longgu Golden millet powder; and

▪	Functional MT millet-fruit-vegetable energy bars.

Cactus Products

Because of unique natural conditions, Mexico grows six hundred types of cactus, which are used by local peoples as fruit, medicine, vegetable, and even dye. It is now not only an indispensable vegetable crop for the Mexican people, it has also become a stable crop in North America, Latin America, and even in Africa and Europe.

In 1997, the Chinese Ministry of Agriculture sent a trading group to Mexico, and decided to import its cactus breed.

Cactus contains a large number of nutritional elements that are beneficial to the human body. It contains 18 types of amino acids, including malic acid, amber acid, and a variety of microelements that are needed by the human body. Cactus helps to prevent such diseases as obesity, hypertension, high blood fat, high blood sugar, and other coronary heart disease. It also helps to relieve stress and depression caused by the fast paced modern life style. Mexico, where cactus has been a staple food crop for over 200 years, has the lowest incidence rates of cancer diseases according to the WHO.

Cactus has strong adaptability, and has a long fruiting period. Thus, growing cactus can achieve low costs and high returns.

Our cactus products include:

▪	Super micro cactus dry powder;
▪	Cactus prescribed liquid;

▪	Cactus anti-inflammation tablets;
▪	Cactus nourishment tablets; and

▪	Cactus weight-loss products.

Market

With the drastic increase of personal income and living standards in China, consumers are becoming increasingly health conscious. It has also become a worldwide trend for people to choose natural, ecologically friendly and nutritional food products over other food products.

The Chinese health food industry started in the 1980’s, with over a thousand different types of health food and manufacturers, and total annual sales reaching $250 million. By 1990, there were about 2,000 types of products, over 2,000 manufacturers, and annual sales reaching $1.2 billion. In 1994, there were 4,000 types of products, and over 3,000 manufacturers.

Since 1998, the health food industry experienced unprecedented high growth. Sales of health food were $2.5 billion in 2001, $5 billion in 2003, and predicted to reach $12.5 billion by 2008.

             Expenditure on health products grew at an annual rate of 17%. According to the market research company “Quatech China”, the size of Chinese health food market exceeded $4.1 billion by the end of 2000, and is currently approaching $5 billion. By 2009, market size is expected to reach $12.4 billion.

Characteristics of Chinese Health Food Market

1.	Companies are small:

Currently there are over 3,000 health food companies in China with total annual production over $6.2 billion. 1.45% of these companies have capital over $12.5 million, 38% are mid-sized companies with capital between $6.2 and $12.5 million, 48.05% with capital between $12,500 and $6.2 million and the remaining 12.5% are workshop style companies with capital less than $12,500. These statistics show that the majority of Chinese health food manufacturers are small to mid sized companies. The Company has a comparative advantage in capital and scale compare to other health food companies.

2.	Research and Development (R&D) expenditures are low:

Traditionally there have not been many advances in technology in the Chinese fast food market. Currently R&D expenditure only account for 5.8% ($488,404) of the total sales revenues. In general, the companies lack the competitive advantage in technology present in the international market.

Yingxia has gathered strong technology resources in product R&D, and uses advanced processing technology in production. Yingxia has become a modern enterprise that develops high tech and high functional health food.

3.	Marketing focus from product sales to health consulting:

Health food sales have been transitioning from simple product sales to health consulting. Yingxia has developed a business model in which its sales force will act as consultants to customers.

Distribution Methods of the Products and Services

The Company sells its products through the use of franchise stores and regional distribution centers. Franchise stores are categorized as flagship stores and retail outlets. Flagship stores are defined as large standalone stores located in larger metropolitan cities. Retail outlets are defined as smaller stores within department stores or shopping malls. The regional distribution centers are primarily used to market products in addition to generating sales. Demonstrations are performed and one on one explanation of the products and the usage is available on a daily basis.

Our franchisees are simply individuals who sell our products. There is no franchisee fee or term of service associated with becoming a franchisee. These individuals do need to apply to become a franchisee. By reviewing their entrepreneurial history and track record, we grant these individuals the ability to sell our products. Therefore, we classify these individuals as franchisees as compared to simple distributors.

As of December 31, 2006, the Company sold products through a total of 18 franchises which serve as distribution centers for the independently owned franchises, 42 flagship stores, and 440 retail outlets. The 482 total flagship stores and retail outlets are independently owned by our franchisees.  The Company’s distribution centers are wholly-owned by the Company and are an integral part of the Company’s operations. The distribution center is used as the physical distribution drop-off point for the company’s products to the company’s franchisees. The distribution centers report directly to the Company for instructions and guidance related to the demonstration and displays of products. The Company acts as a wholesale retailer and sells directly to both the distribution centers and franchise stores. However, as the franchise stores are spread out throughout the country, the distribution centers are the main sources for servicing and maintaining inventory for the franchise stores. After these products are purchased, the independent retailers hold title to the products. Therefore, the Company recognizes sales when its franchisees pay cash to acquire products.

Competition

The Chinese nutritional foods market was estimated to be approximately $5 billion dollars in the year 2003. The Company estimates that by the end of 2006, the market has grown by roughly $9 billion and forecasts continued growth of $12.5 billion by 2009. The industry as a whole is fragmented and primarily consists of small to mid sized firms. With thousands of manufacturers and even more types of products, no single company controls a 10% market share for the country. Within provinces and cities, market shares are more concentrated, but still divided among numerous firms. The Company through networks and contacts developed over decades of doing business in the Harbin region, has gained wide acclaim and brand loyalty. The Company enjoys competitive advantages of operations size and manufacturing capacity. More 60% all firms in the industry are small workshop-type operations with total net assets of less than $5 million dollars.

While, only about 1.45% of the firms are comparable to the Company with net assets which exceed $15 million dollars. To compete in a fragmented market, the Company has engaged in various modes of promotion and marketing of its products. It has used mainstream media channels consisting of advertisements in newspapers, consumer and industry magazines, and television demonstration and information shows.

Sources and Availability of Raw Materials

Yingxia has fully taken advantage of the valuable agriculture environment of the Heilongjiang province, which produces 40% of the soybeans in China. The province has an annual soybean output of over 5 million tons. Heilongjiang has 36 million acres of “black soil” which enriched with nutrients and nitrogen compounds not found in other regions of China. The “black soil” allows for the higher quality harvest of millet and wheat. We plant and harvest the raw materials on our facilities. In addition, the Company also purchases raw materials from local farmers. Since the raw materials are bought from the farmers on an individual basis, there is no reliance on a single entity or group for the Company’s raw materials.

Dependence on One or a Few Customers

We do not depend on one or a few customers. Our customer base is a wide distribution of clients which include regional distribution centers, franchise stores, and sales agents. No single customer represents 5% or more of our revenues.

Our health food products have a large potential market in China, due to the large number of potential consumers.

The Company’s target consumer bases are:

1.
Patients of diabetic, high blood pressure, arteriosclerosis and other diseases: in China, there are 60 million patients suffering from diabetic and 120 million from high blood pressure. Due to the stressful lifestyle and environmental pollution, 75% of the Chinese population is in sub-healthy condition (a status between healthy and unhealthy), most of whom are white collar workers.

2.
Seniors: there are 300 million seniors in China, and likely to exceed 400 million by 2050. 66% of these seniors, which account for 20.8% of the Chinese population, have one or more types of diseases. Yingxia’s products are anti-aging, anti-tumor, and can diminish inflammation for these seniors needing nutritional health food options.

3.
Children and women: parents are keen on buying health food for their children to help increase their immune systems. The products are also appealing to women for their benefits during child bearing periods, as well as their cosmetic and dieting benefits.

Development Strategy

The Company will focus on the development of new types of nutritional heath food products. The Company also plans to purse product diversification by entering industries such as cosmetics, biomedicine, chemicals and agriculture, in order to diversify risks and increase returns on investment.

Sales and Marketing

We will engage in both direct and agent sales. Domestically, sales and marketing will focus on more developed, coastal cities where dispensable income is high; these areas are the Bohai region, the Yangtze River Delta region, and the Pearl River Delta region. We currently market our products through a network of approximately 500 wholly owned and franchised retail outlets. Approximately 440 stores are owned by franchisees.

Internationally, we will strive first to enter less restricted trading countries such as Southeast Asia, Russia, and the Middle East. We will then enter European Union, North America, Japan, and Korea after obtaining trading permissions.

We will strive to promote our products and brand image, through television and radio advertising, co-sponsoring health food conferences, and hosting a health seminar on television. We also plan to develop E-commerce as soon as possible to quickly respond to customer demand on the web.

Patents, trademarks, licenses, franchises, concessions, royalty agreements, or labor contracts.

We have the following patent and trademark registrations, and copyrights, for our products:

▪	Patent on the manufacturing method for general nutritional supplements:
Chinese patent no.: ZL 01113870.X.
Granted August 4, 2004; good for 20 years

▪	Patent for cactus based nutritional drinks:
Chinese patent no.: ZL 01113871.8
Granted 6/2/04; good for 20 years

▪	Patent on the manufacturing method for weight loss supplements:
Chinese patent no.: ZL01113869.6
Granted 11/3/04: good for 20 years

▪	Trademarks on China Yingxia including logos and use of name.

▪	Copyrights on product brand names.

Need for Government Approval of Principal Products or Services

Since the Company’s products are marketed as nutritional supplements sold as foods and not medicines, the government regulation is minimal towards the approval to market and sell the products. The Company sells some of its products including the Longgu millet and soybean based products under the “Green Food” label. This label is approved by the State Farming Department to represent products of low pesticide residue and integrated pest management systems. The “Green Food” label is a distinction recognizing the Company’s products. The label is not required to gain approval to manufacture or sell the products.

Effect of Existing or Probable Government Regulations on Business

The Company does not foresee any government regulation to interfere or affect the course of operations in the near and immediate future.

Research and Development

The Company has internal research and development capabilities. The Company developed the Cactus dry powder and deep process technology, Longgu golden rice and deep process technology, and MT corn, fruit and vegetable functional food processing technology. The Company owns all of the intellectual property rights.

The Company also partners with Australian KING International Co., Ltd, which owns a patent in a leading soybean deep processing technology. The Company maintains close cooperative relationship with research resource at such institutions as Northeastern Agricultural University, Harbin Medical University, Heilongjiang Traditional Chinese Medicine and Pharmacology University. The Company will continue to leverage its technology advantage in Chinese medicine R&D and its research resource at its Post Doctorial Station, increase technology investment, and develop functional health food products with the concept of “Food and medicine from common source”, and will protect its R&D results with registered patents.

The Company has spent $136,767 and $488,404 on R&D expenditures for the years ended December 31, 2007 and 2006, respectively.

Cost and Effects of Compliance with Environmental Laws

Through the course of its operating history, the Company has complied with all environmental regulations. These laws on a whole do not have a material effect on the Company’s operations.

Employees

As of September 18, 2007, we had 180 employees, 8 of which are officers, and 24 of which are in scientific research.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The discussion in this section contains certain statements of a forward-looking nature relating to future events or our future performance. Words such as "anticipates," "believes," "expects," "intends," "future," "may" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the only means of identifying forward-looking statements. Such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, you should specifically consider various factors identified in this report, including the matters set forth under the caption "business risks," which could cause actual results to differ materially from those indicated by such forward-looking statements.

Results of Operations

For the Six Months Ended June 30, 2008 compared to the Six Months Ended June 30, 2007:

Revenue

The Company generated $8,527,496 in net sales for the six months ended June 30, 2008, an increase of $1,660,457 or 24.18% as compared to the revenue of $6,867,039 for the six months ended June 30, 2007.

A breakdown of sales by product categories and as a percentage of total sales, as well as their respective gross margins for both first half of 2008 and the second quarter of 2008 are listed below:

	Q1 + Q2 2008 Revenue	Percentage of Revenue	Gross Margins

Nutritional Foods	$2,104,183	24.68%	49.39
Dietary Supplements	$1,804,973	21.17%	65.43%
Cosmetic Products	$152,578	1.79%	71.9 2%
Cactus Materials	$4,206,724	49.33%	61.58%
Personal Care and Other Product	$154,147	1.81%	75.00%
Chichi Network Companies	$104,891	1.23%	19.50%
Total	$8,527,496	100%	60.85%

	Q2 2008 Revenue	Percentage of Revenue	Gross Margins

Nutritional Foods	$1,399,571	21.82%	49.13%
Dietary Supplements	$578,290	9.01%	67.73%
Cosmetic Products	$49,151	0.77%	69.59%
Cactus Materials	$4,144,189	64.60%	56.28%
Personal Care and Other Products	$139,500	2.17%	70.11%
Chichi Network Companies	$104,891	1.64%	19.50-%
Total	$6,415,592	100%	56.16%

Within the two of the major categories:

Nutritional Foods	Q2 2008 Revenue	Percentage of Nutritional Food Sales
Organic Rice	$713,792	52.18%
Soybean Milk and Yogurt	$385,385	28.17%
Long Gu Millet	$41,449	3.03%

Dietary Supplements	Q2 2008 Revenue	Percentage of Dietary Supplements Sales
Cactus Based Supplements	$164,285	29.07%
Cactus Crystal Drink	$99,886	17.67%
Wild Herbal Supplements	$103,688	18.35%

Our operations have clear seasonality.  The fact that the second quarter revenue triples that of the first quarter attributes to much larger harvests of cactus crops in the second quarter and large increase in nutritional products sales which is part of our production position strategy.

Our general production strategy is to grow our revenue year over year at a healthy and steady rate, at the same time rationalizing the product portfolio.

Compared with the same period last year, nutritional and green food category has the biggest increase of over 630%. This represents the shift of the production focus toward products that are more value-added and have larger market potentials.

Meanwhile, the company continues to expand its distribution network and has created 230 new franchisees stores during the 2nd quarter. The distribution of the new stores is as follows:

Region	City	# of stores	Revenue contribution in Q2	Note P-Provincial level M-City level C-County level
Northeast		123	$530,363
	Harbin	48		P
	Daqing	27		C
	Qiqihar	2		C
	Mudanjiang	1		C
	Suihua	11		C
Northern China		11	$48,156	C
	Beijing	11		C
Eastern China		2	$90,563	C
	Shanghai	16		C
	Hefei	5		C
Southern China		43	$185,438	C
	Guangzhou	2		C
	Shenzhen	16		C
Northwest		5	$21,816	C
	Lanzhou	5
Southwest		20	$86,270
	Chongqing	20		C
Southcentral		7	$30,879	C
	Wuhan	7		C
Total		230	$993,486	C

Order sizes over $30,000 make the store provincial level store, $22,400 municipal level, $15,000 county level, and $5,910 trial stores. A trial store does not have physical store space and is usually an individual selling from his/her home. All stores must reorder within every three months and the company provides incentives, such as rebates, to larger orders.

Provincial stores are mostly stand alone shops or a counter in a major supermarket. Most of the stores opened during the second quarter in Harbin are provincial stores. The stores opened in other cities are mostly county level and trial stores.

The company is rapidly building an online sales force. Many previous stores also turned online to save costs and taxes. When the customers order online, the company takes the payments and the nearby stores deliver the products.

Cost of Sales

The cost of sales was $3,672,909 for the six months ended June 30, 2008, an increase of $573,724 or 18.51% as compared to the cost of sales of $3,099,185 for the six months ended June 30, 2007.

As a percentage of total sales, cost of sales decreased to 43.07% from 45.13% during the first six months of 2008 compared to same period in 2007. This is a continued improvement of our overall gross margins. While we are increasing the production and sales of our green food product category, which we believe has the best market potential but also has relative lower margins than other product categories that China Yingxia manufactures, we are also improving our overall production efficiency, such as continuing to reduce the portion of the production that is contracted out to the third party manufacturers (11.76% in the second quarter), and strategic control of our raw materials prices. Therefore we expect to maintain our overall gross margin at the high 50’s percentile.

Total Operating Expenses

Total operating expenses were $912,840 for the six months ended June 30, 2008, an increase of $149,865 or 19.64% as compared to total operating expenses of $762,975 for the six months ended June 30, 2007. This is a proportionally smaller increase than the increase in revenue. There was a $36,263 drop in selling expense from the first quarter, which is a holiday quarter and usually requires high expenses due to compensation expenses associated with the Chinese New Year holiday.

Net Income

Net income for the six months ended June 30, 2008 increased by $747,315 to $3,752,513 or 24.87% from $3,005,198 for the six months ended June 30, 2007. The increase in net income is the direct result of an increase in revenue and proportionally smaller increases in costs and expenses.

For the Fiscal Year Ended December 31, 2007 as Compared to the Fiscal Year Ended December 31, 2006

The following table sets forth the amounts and the percentage relationship to revenues of certain items in our consolidated statements of income for the years ended December 31, 2007 and 2006:

	2007	2006

Sales	$15,912,318	$8,401,711

Cost of Sales	6,771,252	3,835,017

Gross Profit	9,141,067	4,566,694

Operating Expenses
Research & Development Expense	136,767	488,404
Selling, general and administrative	2,920,694	1,739,221

Income before other Income and (Expenses)	6,083,605	2,339,069

Other Income and (Expenses)
Subsidy Income	32,877	-
Interest Income	3,216	431
Other Income	-	138
Other Expense	(484)	(176)
Other Income and Expenses Total Other Income and (Expenses)	35,608	393

Income Before Income Taxes (Benefits	6,119,214	2,339,46

Provision for Income Taxes (Benefits)	-	(3,000,795)

Net Income	$6,119,214	$5,340,257

Other Comprehensive Income
Foreign Currency Translation Adjustment	$1,956,330	568,889

Comprehensive Income	$8,075,544	$5,909,146

Basic and Diluted Income per common share
Basic	$0.16	$0.33
Diluted	$0.15	$0.33

Weighted average common share outstanding
Basic	37,995,417	17,157,810
Diluted	40,176,812	17,157,810

Revenues

Revenues for the year ended 2007 totaled $15,912,318, an increase of $7,510,607 or 89.4% over revenues for the year ended 2006 of $8,401,711.

A breakdown of sales by product categories and as a percentage of total sales is listed below:

	Percentage of 2006 Total Sales		Percentage of 2007 Total Sales
Nutritional Foods	$457,844	5.45%	$2,152,812	13.53%
Dietary Supplements	$1,721,026	20.49%	$3,431,914	21.56%
Cosmetic Products	$69,132	0.82%	$772,370	4.85%
Raw cactus plants	$5,816,960	69.23%	$6,095,632	38.31%
Personal care and other products	$336,749	4.01%	$3,459,590	21.75%

Total	$8,401,711		$15,912,318

Notable products are as follows:

	Revenue	Percentage of Nutritional Foods Sales
Nutritional Foods
Functional Organic Rice	$201,546	9.36
Soy Milk	$202,483	9.41%
Long Gu Millet	$135,327	6.29%
Dried noodles	$343,729	15.97%
Rice Crackers and biscuits	$158,051	7.34%
Dried herbal mushrooms	$147,738	6.86%
Organic eggs	$398,213	18.50%
Nestle products	$129,359	6.01%
Milk	$121,794	5.66%
Soybeans	$166,200	7.72%

Dietary Supplements	Revenue	Percentage of Dietary Supplements Sales
Cactus based supplement	$308,177	8.98%
Balsamic pear based supplements	$127,395	3.71%
Protein supplements	$152,894	4.46%
Shepherd's purse based supplements	$226,783	6.61%
Multi-vitamin supplements	$128,053	3.73%
Organic teas	$846,622	24.67%
Freeze dried cactus powder	$464,986	13.55%

Personal care and Other Products	Revenue	Percentage of Personal Care and Others Sales
Showerheads	$460,467	13.31%
Induction cooker	$746,791	21.59%
Blood circulation machine	$152,855	4.42%
Ozone purifiers	$178,632	5.16%
Pressure cookers	$611,111	17.66%
Smokeless woks	$525,586	15.1%
Kitchen exhaust vent hoods	$157,340	4.55%

While raw cactus plants which accounts for 38.31% of total revenue still remains the top selling product line, the Company has significantly diversified the concentration of its product mix to other product lines including dietary supplements, personal care and other products, and nutritional food products which account for 21.56%, 21.75% and 13.53% of total revenue respectively.

The 89.4% year-over-year increase in sales was driven by the introduction of new products and the increase in number of total active franchisees.

The nutritional food product line contributed approximately $2,152,812 to total revenues and represents 22.56% of total growth. The personal care and others product line contributed approximately $3,459,590 to total revenues and represents 41.58% of total growth. The dietary supplements product line contributed approximately $3,431,914 to total revenues and represents 22.78% of total growth.

Gross Profit

The Company achieved a gross profit of $9,141,067 in 2007 compared to $4,566,694 in 2006, representing a 100.17% increase year-over-year and a direct result of the 89.4% increase in sales and improved product mix margins. A breakdown of gross margins by product line year-over-year is as follows:

	Gross Margins
	2006	2007
Nutritional Foods	24.99%	44.46%
Dietary Supplements	48.00%	59.09%
Cosmetic Products	71.41%	76.37%
Raw cactus plants	58.45%	61.95%
Personal Care & Others Products	40.00%	70.91%

Overall	54.35%	57.45%

We expect to continue to introduce new products within our existing segments and expect gross margins to remain relatively stable going forward .

Operating Expenses

Our total operating expenses consists mostly of selling, general and administrative costs (SG&A) and a small portion on research and development (R&D). SG&A accounts for expenses associated with sales and  marketing of our products including advertising and travel, costs of maintaining our manufacturing facilities, salaries, and costs associated with being a public company including legal, audit, investor relations.

A breakdown of major operating expenses year on year is as follows:

Operating Expenses	2006	2007

Salary expense	$100,550	$186,167
Advertising expenses	$151,470	$228,441
Business travel & entertainment expenses	$99,101	$185,742
Manufacturing facilities upkeep expenses	$15,792	$62,638
Legal and Audit fees	$70,075	$121,569
Going Public expense	$850,000	$0
Investor relations expense	$0	$77,500
Directors’ and Officers’ insurance expense	$0	$20,200
Research & Development expenses	$488,404	$136,767
Stock issuance expense for consultants	$0	$212,744
Allowance for doubtful accounts related to related party loans	$0	$347,702

The Company incurred total operating expenses of $3,057,461in 2007, compared to $2,227,625 in 2006.

This represents an increase of $829,836 or 37.25%, year-over-year. This increase is primarily due to the higher SG&A expenses listed above.

SG&A expenses amounted to $2,920,694 or 18.4% of total sales in 2007 compared to $1,739,221or 20.7% of total sales in 2006. If we normalize for the one time $850,000 fee of going public, our SG&A expense for 2006 becomes $889,221 or 10.6% of total sales. The year-over-year increase is primarily due to higher costs related to marketing our brand and products as a result of increased sales.  Additionally, higher consulting, legal, directors’ and officers’ insurance and auditing expenses totaling approximately $432,013 contributed to the increase in SG&A expenses. Lastly, we recorded an allowance for doubtful accounts in the amount of $347,702.

Operating Profit

We achieved a 160.08% year-over-year growth in operating profit, which was $6,083,605 in 2007 compared to $2,339,069 in 2006.

The sizeable growth in operating profit is primarily attributable to our sales growth. Operating margin for 2007 was 38.23%, up from 27.89% in 2006. This reflects the improved operating efficiency and product diversification.

Net Income

Net Income for 2007 was $6,119,214 compared to $5,340,257 for 2006.

Net income for 2006 includes a one time income tax benefit we received as a result of achieving WOFE status. The tax benefit represented $3,000,795 or 56.19% of our total net income for 2006.

Excluding the income tax provision and normalizing for the going public expense, net income in 2006 was $3,189,462. Using this net income figure for 2006 and net income of $6,119,214 in 2007, we achieved a 91.86% year-over-year growth. This increase in net income was mainly due to sales to new franchisees and new products.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2008, the Company had cash and cash equivalents of $2,513,855, as compared to $736,683 at December 31, 2007. As of June 30, 2008, the Company had working capital of $18,371,694, as compared to $ 14,765,981 as of December 31, 2007.

Net cash used in operating activities totaled $1,639,185 for the six months ended June 30, 2008, as compared to cash used by operating activities of $834,331 for the six months ended June 30, 2007. The net cash used in operations was largely impacted by the increase in account receivable of $3,560,013 and inventory of $2,780,196.

The cause for the account receivable increase is the expansion of cactus growing areas. We provide the farmers with cactus seedlings as a loan and enter the dollar amount into account receivables. When the farmers harvest the cactus crops and sell them to the company, we collect the loan as a deduction in the purchase price.  We expect the collection from the third quarter of 2008 to the second quarter of 2009.

High inventory results from continued stocking of raw materials of agricultural products, which is usually carried out during the first and second quarter.

Net cash provided by investing activities totaled $2,259,264 for the six months ended June 30, 2008 as compared to net cash provided of $493,176 for the six months ended June 30, 2007. During the six month period ended June 30, 2008, we were able to collect short term loans of $2,194,774 and loans to related parties of $1,944,241. These collections are related to the short term loans we made to the farmers of our Hulan production base to finance the construction of well sinkers during the drought in 2007.

These collections offset purchase of property and equipment, investment advance to support our India subsidiary’s working capital, deposits on buildings and land along with investment made toward the development of our business in southern China with Chichi Wang companies.

On January 23, 2008, the Company registered ‘China Xianhe India Private Limited” in New Deli, India.   RMB 2,000,000 (approximately US$283,322) was made an advance as initial start up cost as of June 30, 2008.  The Company intends to expand its dietary supplement products into Indian market in the next several months. It is currently waiting for the business license of direct sales from Indian authorities.

On February 28, 2008, the Company signed an agreement with Guangzhou Chichi Network Technology Development Co., Ltd. (“Guangzhou Technology”), and Guangzhou Chichi Network Supermarket Chain Co., Ltd. (“Guangzhou Supermarket Chain”), together known as the Chichi Wang companies.  Subsequent to this agreement, the Company spent RMB 1,200,000 (approximately US$174,950) to finalize the acquisition on April 25,2008. The operating results of Chichi Network Companies have been consolidated into China Yingxia’s financial statements in this 10-Q.

Net cash used in financing activities were $0 for both six month periods ended June 30, 2008 and June 30, 2007.

 As of December 31, 2007, cash and cash equivalents totaled $736,683, compared to $77,867 on December 31, 2006, representing a net increase in cash and cash equivalent of $658,816. The increase was mainly attributable to the increase in our collection of account receivables and other receivables.

The Company had net cash flows used in operations of $1,225,372 for the year ended December 31, 2007, as compared to net cash provided by operations of $8,424,577 for the year ended December 31, 2006.

This variance is mainly to inventory and other receivables.

Cash used in inventory increased friom $929,194 in 2006 to $4,415,033 in 2007 primarily as a result of increased spending on raw materials and finished goods. A breakdown of inventory at December 31, 2007 is as follows:

Packaging materials	$102,707
Raw materials (including soybeans and organic rice materials)	$2,660,601
Work in process	$210,864
Finished goods	$2,552,963

Cash used in other receivables increased to $2,804,002 in 2007 primarily due to the approximately   RMB13,800,000 (approximately US$1.9 million) made to a organic rice growing project in Donghai, Jiangsu Province, in anticipation of a good harvest year. The advance was not utilized because the actual output of the rice was a lot less than expected. The Company collected the full amount in the first quarter of 2008.

Cash flows used in investing activities were $8,142,669 in the year ended December 31, 2007 compared with a net usage of $8,800,779 in the corresponding period last year. In 2006, we incurred $1,937,126 and $3,798,973 in the purchase of property and equipment and additions to construction in process related to the building of our headquarters and manufacturing facilities. In 2007, our significant investments were related to a $4,112,631 investment advance, a $2,194,774 short term loan, and $1,718,077 in deposits on buildings and land.

In August 2007, the Company made a short tem loan of $2,194,774 to the agriculture production base in Hulan county, Helongjiang Province to help finance the well sinker and irrigation project due to an unexpected severe drought in the northern part of China during the summer of 2007. The purpose of the loan was to support the farmers in order to prevent any further damage to their harvest and to secure the raw materials for the Company’s own production. The loan was intended to be interest free and for a short-term period from August 2007 to March 2008. The management expects the entire loan to be repaid by the end of March 2008.

On December 5, 2007, the Company (“Buyer”) signed an agreement (“Agreement”) with Shanghai Jin Ao Food Co., Ltd. (“Seller”) to purchase its six (6) Soybean Milk production lines for a total of $4,112,631, including production equipments, technique know-how and marketing resources. The Agreement calls for the Company (“Buyer”) to make three installment payments of the full purchase price before January 31, 2008. Once the payments are made in full, the Seller will transfer the ownership of the equipments and all related resources to the Buyer. As of December 31, 2007, the Company made all three installment payments and recorded the entire amount as investment advance since the transaction has not been completed yet. Upon closing of this transaction, the Company will reclassify the amount to fixed assets and other related accounts.

The Company made separate deposits in the total amount of RMB12,532,685 (approximately US$ 1.7 million) on one building in Harbin, one office space in Beijing and a piece of land in Anhui Province it intends to purchase. All purchases are evidenced by purchase agreements and the transactions were not finalized as of December 31, 2007. Once the Company completes the title transfers, the deposits will be reclassified to Property, Plant and Equipment account.

Cash flows provided by financing activities were $9,272,876 for the year ended December 31, 2007 as a result of proceeds received from the issuance of common stock.

On July 16, 2007, the Company entered into a stock subscription and warrant agreement, (“Subscription Agreement”), with three (3) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 1,000,000 units, each unit consisting of (a) two shares of common stock and (b) one common stock purchase warrant, at a purchase price of $2.00 per unit. The Company received net proceeds of $1,980,000 in connection with this private placement.

With the warrants attached to the units sold in the private placement, the investors are entitled to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $1.50 per share. All these warrants are exercisable for five years from the effective date of registration statement.

Upon completion of the placement, the Company incurred approximately $20,000 in legal and other expenses.

On August 9, 2007, the Company completed another private placement of its securities to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended. The Company entered into a stock subscription agreement and warrant agreement (“Subscription Agreement”), with twenty (20) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 34.90052 units, each unit consisting of (a) 250,000 shares of common stock and (b) a 5-year stock purchase warrant to purchase 125,000 shares of common stock exercisable at $2.00 per share. The units were sold for a price of $250,000 per unit, yielding gross proceeds of $8,725,130 from the sale of the units. The Company paid fees and commissions in the aggregate amount of $1,398,387 in connection with this offering.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

DESCRIPTION OF PROPERTY

The Company’s wholly owned facilities include office space, store fronts, storage areas, manufacturing space, and workshops totaling 54,600 square meters located in Harbin, Heilongjiang province of North China. For manufacturing purposes, there is 16,300 square meters of space which include workshops dedicated to soybean process, millet process and cactus process, and other facilities. Our facilities have the capacity to manufacture 60,000 tons of soybean, 90,000 tons of millet, and 1,500 tons of cactus powder annually.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We issued loans totaling $793,968 to related parties, Yingxia Jiao our CEO ($352,591) and her father, Fulin Jiao ($441,377). These loans have been fully repaid as of December 31, 2006.

We also issued loans totaling $2,764,599 to affiliates, Harbin Technology Trading Co., Ltd.($192,027), Harbin Luse Xianhe Scientific Development Co, Ltd.($256,275), Yingxia Franchise Stores (individually owned) ($1,121,446), Heilongjiang Zhonglong Medicine Group ($480,516), Other affiliates totaled ($714,335).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of Common Stock are currently quoted on the OTCBB under the symbol “CYXI.” There is a limited trading market for our shares of Common Stock. The following table sets forth the range of high and low bid quotations for each quarter within the last two fiscal years and the subsequent interim period. These quotations as reported by the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	Closing Bid
YEAR 2006	High Bid	Low Bid
1st Quarter Ended March 31*	$2.24	$0.89
2nd Quarter Ended June 30*	$2.36	$1.24
3rd Quarter Ended September 30*	$2.02	$1.51
4th Quarter Ended December 31	$2.00	$1.02
YEAR 2007	High Bid	Low Bid
1st Quarter Ended March 31	$2.15	$1.7
2nd Quarter Ended June 30	$2.99	$1.79
3rd Quarter Ended September 30	$3.38	$1.90
4th Quarter Ended December 31	$3.20	$1.31
YEAR 2008	High Bid	Low Bid
1st Quarter Ended March 31	$1.70	$0.65
2nd Quarter Ended June 30	$	$

* Adjusted for the 1:24.9 reverse split effected on July of 2006.

Holders

As of July 21, 2008 in accordance with our transfer agent records, we had 1,629 record holders of our Common Stock, holding 44,469,787 shares.

Dividends

    Holders of our common stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefore. Although we paid dividends on our common stock in 2005 when we were a private company. We do not anticipate declaring any further dividends in the future. We intend to retain any future earnings for use in the operation and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future.

Equity Compensation Plan Information

None.

 EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following summary compensation table sets forth in U.S. dollars all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended December 31, 2007 and 2006 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Yingxia Jiao,(1)	2007	15,000	0	0	0	0	0	0	15,000
Chief Executive Officer,	2006	12,000	0	0	0	0	0	0	12,000
Chief Financial Officer,
President

Brian Hauff,(2)	2007	0	0	0	0	0	0	0	0
Chief Executive Officer,	2006	0	0	0	0	0	0	0	0
Chief Financial Officer,
President

(1)
Ms. Jiao was appointed as our President, Chief Executive Officer and Chief Financial Officer on May 12, 2006 pursuant to the Reverse Merger. Prior to the Reverse Merger, she earned $10,000 as an officer of Yingxia.

(2)	Mr. Hauff resigned as President, Chief Executive Officer and Chief Financial Officer on May 12, 2006 pursuant to the Reverse Merger.

Outstanding Equity Awards at Fiscal Year-End Table. There were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table during the fiscal year ended December 31, 2007, and the subsequent period up to the date of the filing of this report.

Employment Agreements

None of our executive officers have employment agreements.

Compensation of Directors

For the fiscal year ended December 31, 2006, we did not compensate our directors for their services.

Subsequently, on February 8, 2007 we entered into independent director agreements with Dr. Wang and Mr. Montiel which set forth their duties as an independent director and the terms of compensation. Pursuant to the terms of the agreement, the Company agreed to pay to Dr. Wang and Mr. Montiel a fee of $1,500 and $3,000, respectively, for each formal Board and Committee meeting in which the director participates, either in person or by teleconference and an aggregate value of $20,000 per annum in the form of restricted shares of the Company’s common stock, calculated based on the average closing price per share for the five (5) trading days preceding and including January 1 of such year.

On May 22, 2007, we accepted the resignation of Gerald Montiel from his position with us as an independent member of the Board of Directors and canceled the independent director’s agreement with Mr. Montiel. His resignation was not a result of any disagreement with us.

On May 29, 2007, the Board of Directors appointed Lixue Deng as a member of the Board of Directors to fill Mr. Montiel’s vacancy. Mr. Deng is the son of Yingxia Jiao, our Chairwoman, Chief Executive Officer. Before his resignation, his annual salary was $36,000.

Employment Agreements

None of our executive officers have employment agreements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

As reported in our Form 8-K filed May 19, 2006, effective as of May 19, 2006, we dismissed Dale Matheson Carr-Hilton LaBonte (“DMCL”) as our independent registered public accounting firm, and engaged Josephs, Levine & Company, LLC (“BJL”) as our new independent registered public accounting firm. The change in independent registered public accounting firm was not the result of any disagreement with DMCL.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

CHINA YINGXIA INTERNATIONAL, INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheet at June 30, 2008 (unaudited) and December 31, 2007(Audited)	F-1

Condensed Consolidated Statements of Income for the six months ended June 30, 2008 and 2007 (unaudited)	F-2

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2008 and 2007 (unaudited)	F-3

Notes to Condensed Consolidated Financial Statements	F-4 - F-13

 CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

ASSETS	30-Jun-08	31-Dec-07
	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$2,513,855	$736,683
Account receivables, net of allowance for doubtful accounts $847,948 & $1,558,597 respectively	3,580,094	20,081
Inventory	8,307,331	5,527,135
Tax Receivable	-	32,317
Short-term loan receivable	-	2,194,774
Other receivables	3,624,368	3,150,777
Advances to suppliers	934,190	1,434,059
Loan Receivable from related parties	93,310	2,037,551
Total Current Assets	19,053,148	15,133,377

Property and equipment, net of accumulated depreciation	22,190,190	15,515,896

Other Assets
Goodwill	57,447	-
Deposits on buildings and land	1,344,154	1,718,077
Investment Advance	291,583	4,112,631
Intangible assets, net	743,256	666,785
Total other assets	2,436,440	6,497,493

Total Assets	$43,679,777	$37,146,766

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$152,190	$2,911
Unearned revenue	44,198	6,509
Tax Payable	127,668	-
Accrued expenses and other payables	357,398	357,976
Total Current Liabilities	681,454	367,396

Total Liabilities	681,454	367,396

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authroized; - 0 - shares outstanding at June 30,2008 and December 31, 2007
Common stock, $0.001 par value, 100,000,000 shares authorized;
44,469,787 and 44,439,787 shares outstanding at June 30,2008
and December 31, 2007, respectively	44,480	44,440
Additional paid in capital	16,841,627	16,799,667
Accumulated other comprehensive income	5,309,478	2,885,03
Statutory reserves	901,463	901,463
Retained earnings	19,901,275	16,148,762
Total Stockholders' Equity	42,998,323	36,779,370

Total Liabilities and Stockholders' Equity	$43,679,777	$37,146,766

See accompanying notes to the condensed consolidated Financial Statements.

F-1

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

	Six Months Ended June 30,		Three Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$8,527,496	$6,867,039	$6,415,592	$5,227,933

Cost of Sales	3,672,909	3,099,185	2,848,275	2,317,113

Gross Profit	4,854,587	3,767,855	3,567,317	2,910,820

Operating Expenses
Research & Development Expense	13,171	134,739	13,171	135,452
Selling, general and administrative	899,669	628,236	409,329	311,605

Income before other Income and (Expenses)	3,941,748	3,004,880	3,144,818	2,463,763

Other Income and (Expenses)
Interest Income	1,324	-	1,202	-
Other Income	-	318	-	364
Other Expense	(315)	-	(177)	-
Other Income and Expenses Total Other Income and (Expenses)	1,009	318	1,026	364

Income Before Income Taxes (Benefits)	3,942,757	3,005,198	3,145,844	2,464,127

Provision for Income Taxes (Benefits)	190,244	-	105,701	-

Net Income	$3,752,513	$3,005,198	$3,040,143	$2,464,127

Other Comprehensive Income
Foreign Currency Translation Adjustment	2,424,440	526,991	940,385	322,712

Comprehensive Income	$6,176,953	$3,532,189	$3,980,528	$2,786,839

Basic and Diluted Income per common share
Basic	$0.08	$0.09	$0.07	$0.07
Diluted	$0.08	$0.09	$0.06	$0.07

Weighted average common share outstanding
Basic	44,457,260	33,608,857	44,469,787	33,608,857
Diluted	49,724,025	33,608,857	49,736,552	33,608,857

See accompanying notes to the condensed consolidated Financial Statements.

F-2

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

	Six Months Ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net income	$3,752,513	$3,005,198
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	533,859	337,794
Amortization of stock-based compensation	42,000	-

Changes in operating assets and liabilities:
Accounts receivable	(3,560,013)	1,314
Inventory	(2,780,196)	(892,553)
Tax Receivable	32,317	-
Prepaid expenses	-	95,479
Other receivable	(473,591)	(1,273,102)
Advances to suppliers	499,868	(3,364,596)
Accounts payable	149,280	1,247,610
Unearned revenue	37,689	1,314
Taxes payable	127,668	48,397
Accrued expenses and other payables	(578)	(41,184)

Cash used in operating activities	(1,639,185)	(834,331)

Cash Flows From Investing Activities:
Purchase of property and equipment	(962,387)	(57,864)
Purchase of patent/land use right		(102,282)
Investment advance to India Company	(283,322)
Acquisition of Chichi Company	(174,950)
Collection of Short term loan	2,194,774	-
Deposits on buildings and land	(297,488)	-
Collections on loans to related party	1,944,241	1,198,676
Additions to construction in process	(161,604)	(545,353)

Cash provided by investing activities	2,259,264	493,176

Cash Flows From Financing Activities:
None	-	-

Cash provided by (used in) financing activities	-	-

Effect of exchange rate changes on cash and cash equivalents	1,157,094	363,584

Increase in cash and cash equivalents	1,777,172	22,429

Cash and Cash Equivalents - Beginning of period	736,683	77,867

Cash and Cash Equivalents - End of period	$2,513,855	$100,296

See accompanying notes to the condensed consolidated Financial Statements.

F-3

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

China Yingxia International, Inc. (the “Company” or “China Yingxia”) was incorporated in the State of Florida on May 6, 1996 and formerly known as Agronix, Inc. (“Agronix”).

On May 12, 2006, the Company entered into a share exchange agreement with Warner Nutraceutical International, Inc. (‘WNI”), which is the parent company to Harbin Yingxia Industrial Group Co, Ltd. ("Harbin Yingxia"). Pursuant to the share exchange agreement, the Company issued to WNI shareholders 54,811,475 shares of Common Stock, par value $0.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $0.001 per share, of which each share is convertible into five hundred (500) shares of the Company’s Common Stock. As a result of the transactions, there was a change in control of the Company as the shareholders of WNI became the majority shareholders of the Company.

For accounting purpose, the transaction was accounted for as a reverse acquisition under the purchase method. Accordingly, WNI and its subsidiary are treated as the continuing entity for accounting purposes. Following the merger, Agronix filed a Certificate of Amendment and changed its name to China Yingxia International, Inc.

On July 21, 2006, the Company’s board of directors approved a reverse stock split on both common stock and preferred stock.  Each 24.9 shares of the Company's Common Stock and Class A Preferred Stock were converted into one (1) share of Common Stock and one (1) share of Class A Preferred Stock, respectively. Simultaneously, all of the preferred shares were converted into common shares at ration of 1 to 500 and the preferred shares were cancelled.

On February 28, 2008, the Company signed a letter of Intent with Guangzhou Chichi Network Technology Development Co., Ltd. (“Guangzhou Technology”), and Guangzhou Chichi Network Supermarket Chain Co., Ltd. (“Guangzhou Supermarket Chain”), together known as the Chichi Wang companies.  Subsequent to this agreement, the Company spent RMB 1,200,000 (approximately US$171,000) to finalize the acquisition on April 25, 2008. The Company intends to expand its distribution channel, customer base and sales revenue by utilizing Chi Chi Wang’s online network in Southern China.

The Company operates its business through its wholly-owned subsidiary Harbin Yingxia Industrial Group, Ltd. (" Harbin Yingxia"), a joint stock corporation organized and existing under the laws of the People's Republic of China (“PRC”) in 1998. Harbin Yingxia is engaged in the development, manufacture and distribution of organic nutritional food products and dietary supplements.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the requirements of Item 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2008 and 2007 are not necessarily indicative of the results that may be expected for the full years. The information included in this Form 10-Q should be read in conjunction with Management’s Discussion and Analysis and the financial statements and notes to thereto included in the Company’s 2007 Form 10-KSB.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements of China Yingxia International, Inc. include the accounts of the Company and its wholly owned subsidiaries, WNI and Harbin Yingxia.  All significant inter-company balances and transactions are eliminated in consolidation.

F-4

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basis of presentation

The Company’s condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiary, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC, the accounting standards used in the places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiary to present them in conformity with US GAAP.

Use of estimates

In preparing the financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flow, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts receivables

Accounts receivables are stated at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts. The allowance is calculated based upon the evaluation and the level of past due accounts and the relationship with and the economic status of the customers.  The allowance for doubtful accounts was $847,948 as of June 30, 2008.  Although account receivables increased significantly during the second quarter, the Company does not maintain a large balance of accounts receivable due to the nature of its business, and the collections on the Company’s accounts receivable has been generally good. Except for the above reserved allowance, the Company has not encountered any uncollected accounts receivable.

The increase in account receivables for the second quarter mainly represents cactus seedlings given to the farmers to expand cactus production, which will be collected in the form of lower purchase prices before the 2nd quarter of 2009 when the cacti are harvested and purchased from the farmers.

Inventories

Inventories are composed of raw materials and packing materials for manufacturing, work in process, and finished goods. Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Management compares the cost of inventory with the market value and an allowance is made for writing down the inventory to its market value, if lower than cost.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives as below:

Category	Estimated Useful Lives
Machinery & Equipment	4-5 years
Automobiles	7 years
Buildings	15-40 years

Advance to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services received. The Company makes advances to certain vendors’ inventory purchases, construction projects and equipment purchases. The advance to suppliers totaled $934,190 as of June 30, 2008.

F-5

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of long-lived assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset.   If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets of the business acquired. Goodwill is not subject to amortization, but is generally subject to an annual assessment for impairment, applying a fair-value based test. Goodwill is also tested in between annual test dates if events or circumstances indicate that the carrying amount of goodwill exceeds its implied fair value.

Income taxes

The Company accounts for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company does not have any long-term deferred tax assets or liabilities in China that will exist once the tax holiday (See Note 11) expires. The Company does not have any significant deferred tax asset or liabilities that relate to tax jurisdictions not covered by the tax holiday.

Revenue recognition

The Company recognizes revenue on product sales when products are delivered and the title passes to the customers and collection is reasonably assured.

Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of revenues.

Stock-based compensation

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments,” which establishes the accounting for employee stock-based awards. Under the provisions of SFAS No. 123(R), stock-based compensation is measured at the grant date, based on the calculated fair value of the award. And it is recognized as an expense over the requisite employee service period (generally the vesting period of the grant).

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

F-6

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and other receivables.  The Company does not require collateral or other security to support these receivables.  The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses, taxes payable, notes payable and other loans payable approximate fair value due to the short-term nature of these items.  The carrying amounts of bank borrowings approximate the fair value based on the Company's expected borrowing rate for debt with similar remaining maturities and comparable risk.

Foreign currency translation

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB has been translated into United States dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income". Gains and losses resulting from foreign currency transactions are included in accumulated other comprehensive income.  There is no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

Research and Development

Research and development costs are related primarily to the Company developing its intellectual property. Research and development costs are expenses as incurred. The costs of material and equipment that are acquired or constructed for research and development activities and have alternative future uses are classified as plant and equipment and depreciated over their estimated useful lives.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Earnings per share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are 5,362,565 warrants outstanding for dilution purposes as of June 30, 2008

F-7

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
New accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that  are not currently required to be measured at fair value. The objective of FAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by  measuring related assets and liabilities differently without having to apply hedge accounting provisions. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial  statements.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company has adopted FSP EITF 07-3 and expensed the research and development as it incurred.

In December 2007, the FASB issued SFAS No. 160,“Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations , was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method ) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company has adopted SFAS No. 141R.

In March 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS No. 161 is effective beginning January 1, 2009. We are currently assessing the potential impact that adoption of SFAS No. 161 may have on our financial statements.

F-8

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

3.   INVENTORY

	June 30, 2008	December 31, 2007
Packing Materials	$99,635	$102,707
Raw Materials	5,991,259	2,660,601
Work in process	$177,513	210,864
Finished Goods	2,038,923	2,552,963
Total	$8,307,331	$5,527,135

No allowance for inventory was made for the six months ended June 30, 2008 and December 31, 2007.

4.   PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following at June 30, 2008 and December 31, 2007:

	June 30, 2008	December 31, 2007
Machinery & Equipment	$7,544,107	$2,906,024
Automobiles	430,771	405,054
Buildings	15,956,194	13,358,530
Sub total	23,881,369	16,669,608
Less: Accumulated Depreciation	(4,120,538)	(3,371,764)
Construction in progress	2,379,656	2,218,052
Total property, plant & Equipment, net	$22,190,190	$15,515,896

Depreciation expense for the six months ended June 30, 2008 and 2007 was $519,543 and $337,794, respectively.

5.  INTANGIBLE ASSETS

Intangible assets include land use right and patent right.

Land use right – all land in the People’s Republic of China is government owned and cannot be sold to any individual or company. Instead, the government grants the user a “Land use right” (the Right) to use the land. The Company has the right to use the land for 50 years and amortized the Right on a straight-line basis over 50 years.

Patent – capitalized patent costs represent the acquisition costs paid for exclusive use of the patented organic rice seeds.  Capitalized patent costs are amortized on a straight method over the related patent term of 15 years.

Net intangible assets at June 30, 2008 and December 31, 2007 were as follows:

	June 30, 2008	December 31, 2007
Land use right	$451,20	$424,271
Patent	291,583	274,175
Brandname (Chichi Network)	48,867
Less: Accumulated amortization	(48,404)	(31,661)

Intangible assets, net	$743,256	$666,785

Amortization expense for the six months ended June 30, 2008 and 2007 amounted to $14,315 and $0, respectively.

6.  OTHER RECEIVABLES

Other receivables typically represent cash advances to employees and sales representatives for normal business purposes. As of June 30, 2008 the Company has other receivables in the amount of $3,624,368. The increase in other receivables primarily attributes to 1). An increase in cash deposits to retail stores to expand soybean milk sales, which will be collectable by the end of the year; 2). Deposits to the farmers in Jiangsu for seeds and fertilizers for their rice, which will be collectable when the rice crops are harvested and purchased by Yingxia.

An allowance in the amount of $489,080 was recorded as of June 30, 2008.

7. RELATED PARTY LOANS

As of June 30, 2008, the Company has loans receivable from related parties in the amount of $93,310. All related party loans are provided to the affiliated retail stores or companies to facilitate the initial establishment of their businesses for selling the Company’s products. These loans are interest free and unsecured and are due upon demand. The Company expects to collect most of the outstanding loans in the next few months. As many stores are closing down and turned into online stores, the loans are becoming much smaller compared with the first quarter of 2008.

F-9

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

8.  DEPOSITS ON BUILDINGS AND LAND

The Company made separate deposits in the total amount of $1,344,154 on one office space in Beijing and a piece of land in Anhui Province it intends to purchase. All purchases are evidenced by purchase agreements and the transactions were not finalized as of June 30, 2008. Once the Company completes the title transfers, the deposits will be reclassified to Property, Plant and Equipment account.

9. INVESTMENT ADVANCE

On January 23, 2008, the Company registered ‘China Xianhe India Private Limited” in New Deli, India. RMB 2,000,000 was made an advance as initial start up cost. . The Company intends to expand its dietary supplement products into Indian market in the next several months.

As of June 30, 2008, this Indian subsidiary has not started operations yet. It is waiting for the license of direct sales from the Indian authorities.

10. GOODWILL

On February 28, 2008, the Company signed an agreement with Guangzhou Chichi Network Technology Development Co., Ltd. (“Guangzhou Technology”), and Guangzhou Chichi Network Supermarket Chain Co., Ltd. (“Guangzhou Supermarket Chain”), together known as the Chichi Wang Companies.  Subsequent to this agreement, the Company spent RMB 1,200,000 (approximately US$171,000) to finalize the acquisition on April 25, 2008.

The operating results of Chichi Wang Companies have been consolidated into the financial statements of China Yingxia in this 10-Q.

The Company intends to expand its distribution channel, customer base and sales revenue by utilizing Chi Chi Wang’s online network in Southern China.

The accompanying consolidated financial statements include the allocation of the acquisition cost to the net assets acquired based on their respective fair values. The net assets were estimate by the Company’s management. If the final valuation, which is expected to be completed within 12 months from the closing of the acquisition, derives different amounts from our estimate, we will adjust these amounts to goodwill.

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets of the 100% interest in Chichi Network Companies acquired.  The following represents the allocation of the acquisition cost to the net assets acquired based on their respective fair values:

Current assets	$88,880
Construction in process	$-
Fixed assets	$48,430
Other non-current asset	$55,227
Total liabilities assumed	$75,034
Net assets acquired	$117,503
Total consideration paid	$174,950

Goodwill	$57,447

11.  INCOME TAXES

The Company is governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are subject to tax at a statutory rate of 25% and were, until January 2008, subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on its taxable income.

In 2006, the Company obtained its foreign-owned entity (“WOFE”) status upon completion of the reverse acquisition. According to the Provisional Regulations of the People’s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the local tax bureau and the Management Regulation of Harbin Economic and Technological Development Zone for the reporting period. The Company was granted the status of WOFE and therefore is exempt from income tax from January 1, 2004 through December 31, 2007. The Company has also been approved to have its tax rate reduced by 50% from January 1, 2008 to December 31, 2010.

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008. Under the new CIT law, the corporate income tax rate applicable to all Companies, including both domestic companies and foreign-invested companies, is 25%, replacing the prior applicable tax rate of 33%. However, companies previously approved for any income holiday will not be subject to the new enacted tax rate until the holiday runs out.

To continue with its WOFE tax holiday of tax rate reduction by 50% for three years, the Company is subject to 12.5% of income tax rate from January 1, 2008 to December 31, 2010.  For the six months ended June 30, 2008, the Company has income tax provision of $190,244

One of our product categories, cactus raw materials, is also exempted from corporate income tax and value-added tax.

12. STATUTORY RESERVES

Pursuant to the laws of People’s Republic of China, the Company is required to maintain certain statutory reserves by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserves include surplus reserve fund, common welfare fund and the enterprise fund. These statutory reserves represent restricted retained earnings.

F-10

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

12. STATUTORY RESERVES (CONTINUED)

Surplus reserve fund

The Company is generally required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. However, the laws exclude the companies owned by foreign entities. The Company’s operating subsidiary, Harbin Yingxia, became a foreign owned entity in 2007 upon acquisition by the Company. Therefore, it is exempted from making any more mandatory reserves. It is at the management’s discretion whether to make any additional reserves.  For the six months end June 30, 2008, the Company elected not to make any additional funds to this reserve.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

The Company is required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. Making any additional common welfare reserve becomes voluntary for the Company because of its foreign entity status. For the six months ended June 30, 2008, the Company elected not to make any additional funds to this reserve.

This fund can only be utilized on capital items for the collective benefit of the Company’ s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. No minimum contribution is required and the Company did not make any contribution to this fund during the six months ended June 30, 2008

The following represents the accumulated balances of the appropriations as of June 30, 2008:

Surplus Reserve	600,975
Common Welfare Reserve	300,488
Total	$901,463

13. SEGMENT REPORTING

The company operates in one operating segment in accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. Although the Company develops, manufactures and commercializes various products such as nutritional food products, dietary supplements, cosmetic products, raw cactus plants and personal care products etc., the Company’s chief operating decision maker reviews and evaluates one set of combined financial information deciding how to allocate resources and in assessing performance.

For the six months ended June 30, 2008 and 2007, the Company’s sales revenue from various products are as follows:

	June 30, 2008	June 30, 2007
Nutritional Food Products	$2,104,183	$1,207,912
Dietary Supplements	1,804,973	566,531
Cosmetic Products	152,578	221,805
Cactus products	4,206,724	3,469,228
Personal Care Products & others	154,147	1,402,249
Chichi Network companies	104,891	--

Total	$8,527,496	$6,867,039

All the Company’s revenue were generated in China. The Company’s sales in foreign nations represent pilot programs that as of yet have not become full-scale operations.

F-11

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

14. STOCKHOLDERS’ EQUITY

A. Issuance of Common Stock

July 2007 Private Placement

On July 16, 2007, the Company entered into a stock subscription and warrant agreement, (“Subscription Agreement”), with three (3) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 1,000,000 units, each unit consisting of (a) two shares of common stock and (b) one common stock purchase warrant, at a purchase price of $2.00 per unit. The Company received net proceeds of $1,980,000 in connection with this private placement.

With the warrants attached to the units sold in the private placement, the investors are entitled to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $1.50 per share. All these warrants are exercisable for five years from the effective date of registration statement.

Upon completion of the placement, the Company incurred approximately $20,000 in legal and other expenses.

August 2007 Private Placement

On August 9, 2007, the Company completed another private placement of its securities to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended. The Company entered into a stock subscription agreement and warrant agreement (“Subscription Agreement”), with twenty (20) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 34.90052 units, each unit consisting of (a) 250,000 shares of common stock and (b) a 5-year stock purchase warrant to purchase 125,000 shares of common stock exercisable at $2.00 per share. The units were sold for a price of $250,000 per unit, yielding gross proceeds of $8,725,130 from the sale of the units. The Company paid fees and commissions in the aggregate amount of $1,398,387 in connection with this offering.

B. Warrants

Upon the execution of the both Subscription Agreements, the Company issued to the investors (i) 1,000,000 warrants under July 2007 Private Placement and (ii)4,362,565 warrants under August 2007 Private Placement. All warrants do not contain a cashless exercise provision. Accordingly, in accordance with EITF 00-19, the warrants are classified as equity.

The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: Volatility 63%, risk free interest rate 5.050% for July 2007 Placement and 4.790% for August 2007 Placement, and expected term of 5 years.

Following is a summary of the status of warrants outstanding as of June 30, 2008:

	Outstanding Warrants

Exercise Price	Number	Average Remaining Life
$1.50	1,000,00	4.00

$2.00	4,362,565	4.08
	5,362,565

F-12

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

14. STOCKHOLDERS’ EQUITY (CONTINUED)

C. Stock issued for consulting services

In 2007, 105,800 shares of common stock were issued as full compensation to several consultants for certain consulting services provided to the Company.  An amount of $212,744, which represents the aggregate fair value of the shares issued in excess of par value, was included in additional paid-in capital. The full amount was expensed and included in the Statements of Income as a part of general and administrative expenses.

On February 26, 2008, 40,000 shares of common stock were issued as full compensation to certain consultants for consulting services provided to the Company. An amount of $41,960, which represents the aggregate fair value of the shares issued in excess of par value, was included in additional paid-in capital. The full amount was amortized and included in the Statements of Income as a part of general and administrative expenses.

As a result of these offerings, the Company issued a total of 10,840,930 shares of its common stock. As of June 30, 2008, there are 44,469,787 shares of common stock outstanding and no preferred stock.

15. COMMITMENTS AND CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency outside of the PRC. We receive substantially all of our revenues in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements.

F-13

CHINA YINGXIA INTERNATIONAL, INC.
(PARENT-ONLY)

FINANCIAL STATEMENTS

DECEMBER 31, 2007

CHINA YINGXIA INTERNATIONAL, INC.
(PARENT-ONLY)

CHINA YINGIXA INTERNATIONAL INC.
(PARENT-ONLY)
CONDENSED BALANCE SHEET
December 31, 2007

ASSETS
Current assets:
Cash and Cash Equivalents	$19,331
Total Current Assets	19,331

Other assets:
Investment in Subsidiary	9,176,485
Total Other Assets	9,176,485

Total Assets	$9,195,816

LIABILITIES AND STOCKHOLDERS' EQUITY

Total Liabilities	$-

Stockholders' Equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; - 0 -
shares outstanding at December 31, 2006	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
44,439,787 shares issued and outstanding as of December 31, 2007	44,440
Additional paid-in-capital	9,474,895
Retained earnings-unappropriated	(323,519)
Total Stockholders' Equity	9,195,816

Total Liabilities and Stockholders' Equity	$9,195,816

F-1

CHINA YINGIXA INTERNATIONAL INC.
(PARENT-ONLY)
CONDENSED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,
 [revise]

	2007	2006

Revenues	$-	$-

Cost of Goods Sold	-	-

Gross Profit	-	-

Operating Expenses
Selling, general and administrative	323,519	61,527

Income before other Income and (Expenses)	(323,519)	(61,527)

Other Income and (Expenses)
Interest Income	-	2
Gain on settlement of debt	-	95,952

Income (loss) Before Income Taxes (Benefits)	(323,519)	34,427

Provision for Income Taxes (Benefits)	-	-

Net Income (loss)	$(323,519)	$34,427

Basic and diluted income per common share
Basic	$(0.01)	$0.00
Diluted	$(0.01)	$0.00

Weighted average number of common shares
Basic	37,995,417	17,157,810
Diluted	40,176,812	17,157,810

F-2

CHINA YINGXIA INTERNATIONAL INC.
(PARENT-ONLY)
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
 FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
 [remove]

						Retained
	Preferred Stock		Common Stock			Earnings
	par value $0.001		par value $.001		Additional	(Accumulated
	Shares	Amoun	Shares	Amount	Paid in Capital	Deficits)	Total

Balance, January 1, 2006	59,183	$59	4,016,064	4,016	$6,448,324	$(7,180,227)	$(727,828)

Covervsion of Preferred Stock (Note 1)	(59,183)	(59)	29,592,793	29,593	(29,424)		110
							-
Net income from January 1, 2006 to May 12, 2006						34,427	34,427
							-
Effect of reverse acquisition occurred on May 12, 2006					(6,418,900)	7,145,800	726,900

Balance, December 31, 2006	-	-	33,608,857	$33,609	$-	$-	$33,609

Issurance of common stock for financing			10,725,130	10,725	9,262,151		9,272,876

Issuance of common stock for consulting services			105,800	106	212,744		212,850

Net income (loss)						(323,519)	(323,519)

Balance December 31, 2007	-	$-	44,439,787	$44,440	$9,474,895	$(323,519)	$9,195,816

F-3

CHINA YINGXIA INTERNATIONAL INC.
(PARENT-ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,
[remove/replace]

	2007	2006

Cash Flows From Operating Activities:
Net income (loss)	$(323,519)	$34,427
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities
Depreciation and amortization	-	88
Consulting fees paid thorugh the issuance of common stocks	212,850	-
Gain on settlement of debt	-	(95,952)

Changes in operating assets and liabilities:
Receivables	-	9,121
Prepaid expenses	-	38
Accounts payable and accrued liabilities	-	53,734

Cash provided by (used in) operating activities	(110,669)	1,456

Cash Flows From Investing Activities:
Purchase of property and equipment	-	-

Cash (used in) investing activities	-	-

Cash Flows From Financing Activities
Net proceeds from issuance of common stock	9,272,876	-
Payment to shareholders upon reverse merger	-	(5,827)
Payment on investment in subsidiary	(9,142,876)	-

Cash provided by (used in) financing activities	130,000	(5,827)

Increase (Decrease) in cash and cash equivalents	19,331	(4,371)

Cash and Cash Equivalents - Beginning of year	-	4,371

Cash and Cash Equivalents - Ending of year	$19,331	$-

Supplemental disclosures of cash flow information
During the year, cash was paid for the following:
Interest	-	-
Taxes	$-	$-

Non-cash investing and financing activities:

Share issued for consulting services	$212,850	$-

F-4

CHINA YINGXIA INTERNATIONAL INC.
(PARENT-ONLY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
DECEMER 31, 2007

1. ORGANIZATION AND BASIS OF PRESENTATION

China Yingxia International (the “Company” or “China Yingxia”) was incorporated in the State of Florida on May 6, 1996 and formerly known as Agronix, Inc. (“Agronix”).

On May 12, 2006, the Company entered into a share exchange agreement with Warner Nutraceutical International, Inc. (‘WNI”), which is the parent company to Harbin Yingxia Business Group Co, Ltd. ("Yingxia"). Pursuant to the share exchange agreement, the Company issued to WNI shareholders 54,811,475 shares of Common Stock, par value $0.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $0.001 per share, of which each share is convertible into five hundred (500) shares of the Company’s Common Stock. As a result of the transactions, there has been a change in control of the Company as the shareholders of WNI became the majority shareholders of the company.

For accounting purpose, the transaction has been accounted for as a reverse acquisition under the purchase method. Accordingly, WNI and its subsidiary are treated as the continuing entity for accounting purposes. Following the merger, Agronix filed Certificate of Amendment and changed its name to China Yingxia International, Inc.

On July 21, 2006, the company’s board of directors approved a reverse stock spilt on both common stock and preferred stock.  Each 24.9 shares of the Company's Common Stock and Class A Preferred Stock were converted into one (1) share of Common Stock and one (1) share of Class A Preferred Stock, respectively. Simultaneously, all of the preferred shares were converted into common shares at ration of 1 to 500 and the preferred shares were cancelled. As of December 31, 2006, there are 33,608,857 shares of Common Stock outstanding and no Preferred Stock.

The Company operates its business through its wholly-owned subsidiary Harbin Yingxia Business Group, Ltd. (" Harbin Yingxia"), a joint stock corporation organized and existing under the laws of the People's Republic of China (“PRC”) in 1998. Harbin Yingxia is engaged in the development, manufacture and distribution of organic nutritional food products and dietary supplements. Relying on the raw materials produced in the soybean production base, green cactus production base and organic millet production base, Yingxia produces and distributes hundreds of serial products of high quality, high nutrition, and high added value.

F-5

CHINA YINGXIA INTERNATIONAL INC.
(PARENT-ONLY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
DECEMER 31, 2007

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

The Company’s condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The condensed financial statements of China Yingxia include the accounts of the Company only.

The accompanying financial statements and footnotes have been condensed and therefore do not contain all disclosures required by generally accepted accounting principles. It is suggested that these condensed financial statements be read in conjunction with the December 31, 2006 audited consolidated financial statements and the accompanying notes thereto.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flow, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Investment in subsidiary

Investment in subsidiary refers to the 100% shareholding in Warner Nutraceutical International Inc., which the Company acquired through the reverse acquisition on May 12, 2006. The Company invested additional $9,142,876 in WNI upon completion of its July and August 2007 financing.

F-6

CHINA YINGXIA INTERNATIONAL INC.
(PARENT-ONLY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
DECEMER 31, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-based compensation

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments,” which establishes the accounting for employee stock-based awards. Under the provisions of SFAS No. 123(R), stock-based compensation is measured at the grant date, based on the calculated fair value of the award. And it is recognized as an expense over the requisite employee service period (generally the vesting period of the grant).

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

3. STOCKHOLDERS’ EQUITY

A. Issuance of Common Stock

July 2007 Private Placement

On July 16, 2007, the Company entered into a stock subscription and warrant agreement, (“Subscription Agreement”), with three (3) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 1,000,000 units, each unit consisting of (a) two shares of common stock and (b) one common stock purchase warrant, at a purchase price of $2.00 per unit. The Company received net proceeds of $1,980,000 in connection with this private placement.

With the warrants attached to the units sold in the private placement, the investors are entitled to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $1.50 per share. All these warrants are exercisable for five years from the effective date of registration statement.

F-7

CHINA YINGXIA INTERNATIONAL INC.
(PARENT-ONLY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
DECEMER 31, 2007

3. STOCKHOLDERS’ EQUITY (Continued)

Upon completion of the placement, the Company incurred approximately $20,000 in legal and other expenses.

August 2007 Private Placement

On August 9, 2007, the Company completed another private placement of its securities to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended. The Company entered into a stock subscription agreement and warrant agreement (“Subscription Agreement”), with twenty (20) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 34.90052 units, each unit consisting of (a) 250,000 shares of common stock and (b) a 5-year stock purchase warrant to purchase 125,000 shares of common stock exercisable at $2.00 per share. The units were sold for a price of $250,000 per unit, yielding gross proceeds of $8,725,130 from the sale of the units. The Company paid fees and commissions in the aggregate amount of $1,398,387 in connection with this offering.

B. Warrants

Upon the execution of the both Subscription Agreements, the Company issued to the investors (i) 1,000,000 warrants under July 2007 Private Placement and (ii)4,362,565 warrants under August 2007 Private Placement. All warrants do not contain a cashless exercise provision. Accordingly, in accordance with EITF 00-19, the warrants are classified as equity.

The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: Volatility 63%, risk free interest rate 5.050% for July 2007 Placement and 4.790% for August 2007 Placement, and expected term of 5 years.

Following is a summary of the status of warrants outstanding as of December 31, 2007:

Outstanding Warrants

Exercise Price	Number	Average Remaining Life

$1.50	1,000,000	4.79

$2.00	4,362,500	4.92

	5,362,500

F-8

CHINA YINGXIA INTERNATIONAL INC.
(PARENT-ONLY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
DECEMER 31, 2007

3. STOCKHOLDERS’ EQUITY (Continued)

C. Stock issued for consulting services

105,800 shares of common stock were issued as full compensation to several consultants for certain consulting services provided to the Company.  An amount of $212,744, which represents the aggregate fair value of the shares issued in excess of par value, was included in additional paid-in capital. The full amount was amortized and included in the Statements of Operations as a part of general and administrative expenses.

As a result of these offerings, the Company issued a total of 10,830,930 shares of its common stock. As of December 31 2007, there are 44,439,787 shares of common stock outstanding and no preferred stock.

 4.  COMMITMENTS AND CONTINGENCIES

There is no material contingency at the parent level and we do not have any long term obligations. We have no debt therefore there is no maturity schedule. Finally we have not received any cash dividends from subsidiaries and equity investees.

F-9

CHINA YINGXIA INTERNATIONAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007

CHINA YINGXIA INTERNATIONAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
China Yingxia International, Inc.
Harbin, PRC

We have audited the accompanying consolidated balance sheet of China Yingxia International, Inc., as of December 31, 2007 and the related statements of income, changes in stockholders’ equity, and cash flows for each of the two years ended December 31, 2007 and 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Yingxia International, Inc., as of December 31, 2007 and the results of its operations, changes in stockholders’ equity, and cash flows for each of the two years then ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

Bagell Josephs, Levine & Company, LLC

Bagell Josephs, Levine & Company, LLC
Marlton, New Jersey

March 17, 2008

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$736,683
Account receivables, net of allowance for doubtful accounts	20,081
Inventory	5,527,135
Tax Receivable	32,317
Short-term loan receivable	2,194,774
Other receivables	3,150,777
Advances to suppliers	1,434,059
Loan Receivable from related parties,net of allowance for doubtful accounts	2,037,551
Total Current Assets	15,133,377

Property and equipment, net of accumulated depreciation
of $3,371,764	15,515,896

Other Assets
Deposits on buildings and land	1,718,077
Investment Advance	4,112,631
Intangible assets, net	666,785
Total other assets	6,497,493

Total Assets	$37,146,766

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,911
Unearned revenue	6,509
Accrued expenses and other payables	357,976
Total Current Liabilities	367,396

Total Liabilities	367,396

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authroized; - 0 - shares
outstanding at December 31, 2007	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
44,439,787 shares outstanding at December 31, 2007	44,440
Additional paid in capital	16,799,667
Accumulated other comprehensive income	2,885,038
Statutory reserves	901,463
Retained earnings	16,148,762
Total Stockholders' Equity	36,779,370

Total Liabilities and Stockholders' Equity	$37,146,766

See accompanying notes to the consolidated financial statements.

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2007	2006

Sales	$15,912,318	$8,401,711

Cost of Sales	6,771,252	3,835,017

Gross Profit	9,141,067	4,566,694

Operating Expenses
Research & Development Expense	136,767	488,404
Selling, general and administrative	2,920,694	1,739,221

Income before other Income and (Expenses)	6,083,605	2,339,069

Other Income and (Expenses)
Subsidy Income	32,877	-
Interest Income	3,216	431
Other Income	-	138
Other Expense	(484)	(176)
Other Income and Expenses Total Other Income and (Expenses)	35,608	393

Income Before Income Taxes (Benefits)	6,119,214	2,339,462

Provision for Income Taxes (Benefits)	-	(3,000,795)

Net Income	$6,119,214	$5,340,257

Other Comprehensive Incom
Foreign Currency Translation Adjustment	$1,956,330	568,889

Comprehensive Income	$8,075,544	$5,909,146

Basic and Diluted Income per common share
Basi	$0.16	$0.33
Diluted	$0.15	$0.33

Weighted average common share outstanding
Basic	37,995,417	17,157,810
Diluted	40,176,812	17,157,810

See accompanying notes to the consolidated financial statements.

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

	Preferred Stock		Common Stock			Accumulated Other			Total
	Par value $0.001		Par value $0.001		Additonal	Comprehensive	Statutory	Retained Earnings	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Income	Reserve	Unapprorpiated	Equity

Balance, January 1,2006	59,183	59	4,016,064	$4,016	$7,354,196	359,819	$854,152	$4,689,291	$13,261,533

Conversion of Preferred Stock	(59,183)	-59	29,592,793	29,593	(29,424)				$110

Additional Capital Contributed	-	-	-	-	-	-	-	-

Comprehensive Income

-Net Income								5,340,257	$5,340,257
-Other Comprehensive Income, net of tax	-	-	-		-
-Foreign Currency Translation Adjustments						568,889			$568,889

Total Comprehensive Income

Adjsutment to Statutory Reverve							47,311		$47,311

Balance, December 31,2006	-	-	33,608,857	$33,609	$7,324,772	$928,708	$901,463	$10,029,548	$19,218,100

Issuance of common stock for financing			10,725,130	10,725	9,262,151				9,272,876

Issuance of common stock for consulting services			105,800	106	212,744				212,85

Comprehensive Income

-Net Income								6,119,214	6,119,214
-Other Comprehensive Income, net of tax
-Foreign Currency Translation Adjustments						1,956,330			1,956,330

Total Comprehensive Income

Balance, December 31,2007	-	-	44,439,787	$44,440	$16,799,667	$2,885,038	$901,463	$16,148,762	$36,779,370

See accompanying notes to the consolidated financial statements.

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

	2007	2006

Cash Flows From Operating Activities:
Net income	$6,119,214	$5,340,257
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortizatio	814,831	542,807
Allowance for doubtful accounts	347,439	-
Amortization of stock compensation for consulting services

Changes in operating assets and liabilities:
Accounts receivable	(32,459)	675,403
Inventory	(4,415,033)	(929,19)
Tax Receivable	(32,317)	-
Prepaid expenses	95,479	(91,457)
Other receivable	(2,804,002)	2,759,017
Advances to suppliers	(988,804)	3,510,157
Accounts payable	(346,588)	(150,335)
Unearned revenue	6,509	-
Taxes payable	-	(2,934,115)
Accrued expenses and other payables	(202,489)	(297,963

Cash provided by (used in) operating activities	(1,225,372)	8,424,577

Cash Flows From Investing Activities:
Purchase of property and equipment	(290,126)	(1,937,126)
Purchase of patent	(362,040)	(300,081)
Investment Advance	(4,112,631)
Advance to affiliate		(2,764,599)
Short term loan	(2,194,774)	-
Deposits on buildings and land	(1,718,077)	-
Collections on loans to related party	534,979	-
Additions to construction in process	-	(3,798,973)

Cash used in investing activities	(8,142,669)	(8,800,779)

Cash Flows From Financing Activities:
Net proceeds from issuance of common stoc	9,272,876	-
Payment of notes payable	-	(210,652)

Cash provided by (used in) financing activities	9,272,876	(210,652)

Effect of exchange rate changes on cash and cash equivalents	753,982	629,818

Increase in cash and cash equivalents	658,816	42,964

Cash and Cash Equivalents - Beginning of year	77,867	34,903

Cash and Cash Equivalents - End of year	$736,683	$77,867

Supplemental disclosures of cash flow information

1 Interest paid	$-	$-
2 Income Taxes paid	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES:

Common stock issued for consulting services	$212,850	$-

See accompanying notes to the consolidated financial statements.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

China Yingxia International, Inc. (the “Company” or “China Yingxia”) was incorporated in the State of Florida on May 6, 1996 and formerly known as Agronix, Inc. (“Agronix”).

On May 12, 2006, the Company entered into a share exchange agreement with Warner Nutraceutical International, Inc. (‘WNI”), which is the parent company to Harbin Yingxia Business Group Co, Ltd. ("Yingxia"). Pursuant to the share exchange agreement, the Company issued to WNI shareholders 54,811,475 shares of Common Stock, par value $0.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $0.001 per share, of which each share is convertible into five hundred (500) shares of the Company’s Common Stock. As a result of the transactions, there has been a change in control of the Company as the shareholders of WNI became the majority shareholders of the Company.

For accounting purpose, the transaction has been accounted for as a reverse acquisition under the purchase method. Accordingly, WNI and its subsidiary are treated as the continuing entity for accounting purposes. Following the merger, Agronix filed a Certificate of Amendment and changed its name to China Yingxia International, Inc.

On July 21, 2006, the Company’s board of directors approved a reverse stock spilt on both common stock and preferred stock.  Each 24.9 shares of the Company's Common Stock and Class A Preferred Stock were converted into one (1) share of Common Stock and one (1) share of Class A Preferred Stock, respectively. Simultaneously, all of the preferred shares were converted into common shares at ration of 1 to 500 and the preferred shares were cancelled.

The Company operates its business through its wholly-owned subsidiary Harbin Yingxia Business Group, Ltd. (" Harbin Yingxia"), a joint stock corporation organized and existing under the laws of the People's Republic of China (“PRC”) in 1998. Harbin Yingxia is engaged in the development, manufacture and distribution of organic nutritional food products and dietary supplements. Relying on the raw materials produced in the soybean production base, green cactus production base and organic millet production base, Yingxia produces and distributes hundreds of serial products of high quality, high nutrition, and high added value.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiary, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC, the accounting standards used in the places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiary to present them in conformity with US GAAP.

Principles of consolidation

The consolidated financial statements of China Yingxia International, Inc. include the accounts of the Company and its wholly owned subsidiaries, WNI and Harbin Yingxia.  All significant inter-company balances and transactions are eliminated in consolidation.

Use of estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flow, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts receivables

Accounts receivables are stated at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts. The allowance is calculated based upon the evaluation and the level of past due accounts and the relationship with and the economic status of the customers.  The allowance for doubtful accounts was $213,664 and $191,971 as of December 31, 2007 and 2006, respectively. The Company does not maintain a large balance of accounts receivable due to the nature of its business, and the collections on the Company’s accounts receivable has been generally good. Except for the above reserved allowance, the Company has not encountered any uncollected accounts receivable.

Inventories

Inventories are composed of raw materials and packing materials for manufacturing, work in process, and finished goods. Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Management compares the cost of inventory with the market value and an allowance is made for writing down the inventory to its market value, if lower than cost.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives as below:

Category	Estimated Useful Lives
Machinery & Equipment	4-5 years
Automobiles	7 years
Buildings	15-40 years

Advance to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services received. The Company makes advances to certain vendors’ inventory purchases, construction projects and equipment purchases. The advance to suppliers totaled $1,434,059 as of December 31, 2007.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of long-lived assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset.   If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

Income taxes

The Company accounts for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company does not have any long-term deferred tax assets or liabilities in China that will exist once the tax holiday (See Note 11) expires. The Company does not have any significant deferred tax asset or liabilities that relate to tax jurisdictions not covered by the tax holiday.

Revenue recognition

The Company recognizes revenue on product sales when products are delivered and the title passes to the customers and collection is reasonably assured.

Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of revenues.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-based compensation

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments,” which establishes the accounting for employee stock-based awards. Under the provisions of SFAS No. 123(R), stock-based compensation is measured at the grant date, based on the calculated fair value of the award. And it is recognized as an expense over the requisite employee service period (generally the vesting period of the grant).

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and other receivables.  The Company does not require collateral or other security to support these receivables.  The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses, taxes payable, notes payable and other loans payable approximate fair value due to the short-term nature of these items.  The carrying amounts of bank borrowings approximate the fair value based on the Company's expected borrowing rate for debt with similar remaining maturities and comparable risk.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign currency translation

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB has been translated into United States dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income". Gains and losses resulting from foreign currency transactions are included in accumulated other comprehensive income.  There is no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

Research and Development

Research and development costs are related primarily to the Company developing its intellectual property. Research and development costs are expenses as incurred. The costs of material and equipment that are acquired or constructed for research and development activities and have alternative future uses are classified as plant and equipment and depreciated over their estimated useful lives.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Earnings per share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are warrants available for dilution purposes as of December 31, 2007

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New accounting pronouncements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value , establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management of the Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Management does not expect that the adoption of SAB No.108 would have a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that  are not currently required to be measured at fair value. The objective of FAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by  measuring related assets and liabilities differently without having to apply hedge accounting provisions. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial  statements.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company has adopted FSP EITF 07-3 and expensed the research and development as it incurred.

In December 2007, the FASB issued SFAS No. 160,“Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations , was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method ) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

3. INVENTORY

Packing Materials	$102,707
Raw Materials	2,660,601
Work in process	210,864
Finished Goods	2,552,963

Total	$5,527,135

No allowance for inventory was made for the year ended December 31, 2007.

4. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following at December 31, 2007:

Machinery & Equipment	$5,877,054
Automobile	405,054
Buildings	10,387,500
Sub total	16,669,608
Less: Accumulated Depreciation	(3,371,764)
Construction in progress	2,218,052
Total property, plant & Equipment, net	$15,515,896

Depreciation expense for the years ended December 31, 2007 and 2006 was $790,618 and $536,805, respectively.

5. INTANGIBLE ASSETS

Intangible assets include land use right and patent right.

Land use right – all land in the People’s Republic of China is government owned and cannot be sold to any individual or company. Instead, the government grants the user a “Land use right” (the Right) to use the land. The Company has the right to use the land for 50 years and amortized the Right on a straight-line basis over 50 years.

Patent – capitalized patent costs represent the acquisition costs paid for exclusive use of the patented organic rice seeds.  Capitalized patent costs are amortized on a straight method over the related patent term of 15 years.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

5. INTANGIBLE ASSETS (Continued)

Net intangible assets at December 31, 2007 were as follows:

Land use right	$424,271
Patent	274,175
Less: Accumulated amortization	(31,661)

Intangible assets, net	$666,785

Amortization expense for the years ended December 31, 2007 and 2006 amounted to $24,213 and $6,002, respectively.

6. OTHER RECEIVABLES

Other receivables typically represent cash advances to employees and sales representatives for normal business purposes. Included in the other receivables was also an advanced payment in the amount of RMB13,800,000 (approximately US$1.9 million) made to a organic rice growing project in Donghai, Jiangsu Province, in anticipation of a good harvest year. The advance was not utilized because the actual output of the rice was less than expected. The Company collected the full amount in the first quarter of 2008.

7. RELATED PARTY LOANS

As of December 31, 2007, the Company has loans receivable from related parties in the amount of $2,037,551. All related party loans are provided to the affiliated retail stores or companies to facilitate the initial establishment of their businesses for selling the Company’s products. These loans are interest free and unsecured and are due upon demand. The Company expects to collect most of the outstanding loans in the next few months. An allowance for doubtful accounts in the amount of $347,702 was recorded for the year ended December 31, 2007.

8. SHORT TERM LOAN RECEIVABLE

In August 2007, the Company made a short tem loan of $2,194,774 to the agriculture production base in Hulan county, Helongjiang Province to help finance the well sinker and irrigation project due to an unexpected severe drought in the northern part of China during the summer of 2007. The purpose of the loan was to support the farmers in order to prevent any further damage to their harvest and to secure the raw materials for the Company’s own production. The loan was intended to be interest free and for a short-term period from August 2007 to March 2008. The management expects the entire loan to be repaid by the end of March 2008.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

9. DEPOSITS ON BUILDINGS AND LAND

The Company made separate deposits in the total amount of RMB12,532,685 (approximately US$ 1.7 million) on one building in Harbin, one office space in Beijing and a piece of land in Anhui Province it intends to purchase. All purchases are evidenced by purchase agreements and the transactions were not finalized as of December 31, 2007. Once the Company completes the title transfers, the deposits will be reclassified to Property, Plant and Equipment account.

10. INVESTMENT ADVANCE

On December 5, 2007, the Company (“Buyer”) signed an agreement (“Agreement”) with Shanghai Jin Ao Food Co., Ltd. (“Seller”) to purchase its six (6) Soybean Milk production lines for a total amount of RMB 30,000,000 (approximately US$4.1 million), including production equipments, technique know-how and marketing resources. The Agreement calls for the Company (“Buyer”) to make three installment payments of the full purchase price before January 31, 2008. Once the payments are made in full, the Seller will transfer the ownership of the equipments and all related resources to the Buyer. As of December 31, 2007, the Company made all three-installment payments and recorded the entire amount as investment advance since the transaction has not been completed yet. Upon closing of this transaction, the Company will reclassify the amount to fixed assets and other related accounts.

11. INCOME TAXES

The Company is governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory financial statements after appropriated tax adjustments. In 2006, the Company has obtained its foreign-owned entity (“WOFE”) status upon completion of the reverse acquisition.

According to the Provisional Regulations of the People ’ s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the local tax bureau and the Management Regulation of Harbin Economic and Technological Development Zone for the reporting period. The Company was granted the status of WOFE and therefore is exempt from income tax from January 1, 2004 through December 31, 2007. The Company has also been approved to have its tax rate reduced by 50% from January 1, 2008 to December 31, 2010.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

11. INCOME TAXES (Continued)

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008. Under the new CIT law, the corporate income tax rate applicable to all Companies, including both domestic companies and foreign-invested companies, will be 25%, replacing the current applicable tax rate of 33%. However, companies previously being approved for any income holiday will not be subject to the new enacted tax rate until the holiday runs out.

12. STATUTORY RESERVES

Pursuant to the laws of People’s Republic of China, the Company is required to maintain certain statutory reserves by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserves include surplus reserve fund, common welfare fund and the enterprise fund. These statutory reserves represent restricted retained earnings.

Surplus reserve fund

The Company is generally required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. However, the laws exclude the companies owned by foreign entities. The Company’s operating subsidiary, Harbin Yingxia, became a foreign owned entity in 2007 upon acquisition by the Company. Therefore, it is exempted from making any more mandatory reserves. It is at the management’s discretion whether to make any additional reserves.  For the year ended December 31, 2007, the Company elected not to make any additional funds to this reserve.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years ’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

12. STATUTORY RESERVES (Continued)

Common welfare fund

The Company is required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. Making any additional common welfare reserve becomes voluntary for the Company because its foreign entity status. For the year ended December 31, 2007, the Company elected not to make any additional funds to this reserve.

This fund can only be utilized on capital items for the collective benefit of the Company ’ s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. No minimum contribution is required and the Company did not make any contribution to this fund during 2007.

The following represents the accumulated balances of the appropriations as of December 31, 2007:

Surplus Reserve	$600,975
Common Welfare Reserve	300,488

Total	$901,463

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

13. SEGMENT REPORTING

The company operates in one operating segment in accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. Although the Company develops, manufactures and commercializes various products such as nutritional food products, dietary supplements, cosmetic products, raw cactus plants and personal care products etc., the Company’s chief operating decision maker reviews and evaluates one set of combined financial information deciding how to allocate resources and in assessing performance.

For the year ended December 2007, the Company’s sales revenue from various products are as follows:

Nutritional Food Products	$2,152,812
Dietary Supplements	3,431,914
Cosmetic Products	772,370
Raw cactus plants	6,095,632
Personal Care Products & others	3,459,590

Total	$15,912,318

All the Company’s revenue were generated in China. The Company’s sales in foreign nations represent pilot programs that as of yet have not become full-scale operations.

14. STOCKHOLDERS’ EQUITY

A. Issuance of Common Stock

July 2007 Private Placement

On July 16, 2007, the Company entered into a stock subscription and warrant agreement, (“Subscription Agreement”), with three (3) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 1,000,000 units, each unit consisting of (a) two shares of common stock and (b) one common stock purchase warrant, at a purchase price of $2.00 per unit. The Company received net proceeds of $1,980,000 in connection with this private placement.

With the warrants attached to the units sold in the private placement, the investors are entitled to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $1.50 per share. All these warrants are exercisable for five years from the effective date of registration statement.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

14. STOCKHOLDERS’ EQUITY (Continued)

Upon completion of the placement, the Company incurred approximately $20,000 in legal and other expenses.

August 2007 Private Placement

On August 9, 2007, the Company completed another private placement of its securities to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended. The Company entered into a stock subscription agreement and warrant agreement (“Subscription Agreement”), with twenty (20) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 34.90052 units, each unit consisting of (a) 250,000 shares of common stock and (b) a 5-year stock purchase warrant to purchase 125,000 shares of common stock exercisable at $2.00 per share. The units were sold for a price of $250,000 per unit, yielding gross proceeds of $8,725,130 from the sale of the units. The Company paid fees and commissions in the aggregate amount of $1,398,387 in connection with this offering.

B. Warrants

Upon the execution of the both Subscription Agreements, the Company issued to the investors (i) 1,000,000 warrants under July 2007 Private Placement and (ii)4,362,565 warrants under August 2007 Private Placement. All warrants do not contain a cashless exercise provision. Accordingly, in accordance with EITF 00-19, the warrants are classified as equity.

The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: Volatility 63%, risk free interest rate 5.050% for July 2007 Placement and 4.790% for August 2007 Placement, and expected term of 5 years.

Following is a summary of the status of warrants outstanding as of December 31, 2007:

	Outstanding Warrants
Exercise Price	Number	Average Remaining Life

$1.50	1,000,000	4.79

$2.00	4,362,500	4.92

	5,362,500

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

                      Indemnification of Directors and Officers.

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation and By-Laws do not include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article XIV, Section 4, allow us to indemnify actions under our emergency by-laws regardless of whether or not Florida law would permit indemnification.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

                      Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$1,042
Miscellaneous Fees (1)	$5,000
Accounting fees and expenses (1)	$10,000
Legal fees and expenses (1)	$50,000
Total (1)	$66,042

        (1)   Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

                      Recent Sales of Unregistered Securities.

On August 9, 2007 China Yingxia International, Inc. completed the sale of Units of securities to a total of 20 investors.  Each Unit consisted of 250,000 shares of common stock and warrants to purchase 125,000 shares of common stock, exercisable at $2.00 per share.  The Units were sold for a price of $250,000 per Unit, yielding gross proceeds of $8,725,130 from the sale of the Units.

Bald Eagle Fund, Ltd.	16,170
William M. Denkin	100,000
Endurance Partners, LP	821,000
Endurance Partners, (Q.P.) LP	2,099,000
Heller Capital Investments	850,000
CGM as C/F Ronald I. Heller, IRA	400,000
JMG Capital Partners, LP	500,000
JMG Triton Offshore Fund, Ltd.	500,000
Kensington Partners, LP	353,830
Ning Li	55,130
Steve Mazur	100,000
Midsouth Investor Fund, LP	500,000
Charles Nirenberg	30,000
Outpoint Offshore Fund, Ltd.	250,000
Professional Offshore Opportunity Fund, Ltd.	250,000
Ray & Amy Rivers, JTROS	100,000
Richard D. Squire	300,000
Straus GE PT Partners, LP	687,500
Straus Partners, LP	562,500
Xiaodong Yuan	250,000

Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The above investors were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the above investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On July 16, 2007 China Yingxia completed the sale of 1,000,000 Units of securities to a total of 3 investors. Each "Unit" included two share of common stock and one common stock purchase warrants exercisable at $1.50. The Units were sold for a price of $2.00 per Unit, yielding gross proceeds of $2,000,000 from the sale of the Units.  These investors were Guerilla Capital, LP, Hua-Mei 21st Century Partners, LP, and James J. Fuld Jr.

Name	Common Stock
Guerilla Capital, LP (1)	900,000
Hua-Mei 21st Century Partners, LP (1)	600,000
James J. Fuld Jr.	500,000

(1)	Peter Siris has control over management and investment decisions for Guerilla Partners LP and Hua-Mei 21st Century Partners, LP

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, all three investors had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transactions.

On July 13 2007, China Yingxia issued 62,500 shares to Alliance Advisors, LLC for investor relations and public relations services rendered. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Alliance Advisors, LLC had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On July 13 2007, China Yingxia issued 3,300 shares to Gerald Montiel for independent director services rendered. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Montiel had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On May 10, 2006, the Company, Agronix Acquisition Corp., a Florida corporation (“Acquisition Corp.”), which is a wholly-owned subsidiary of the Company, and Warner Nutraceutical International, Inc., a Delaware corporation (“WNI”), entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) pursuant to which Acquisition Corp. was merged with and into WNI, with WNI surviving as a wholly-owned subsidiary of the Company (the “Merger”).

On May 12, 2006, the Company issued to the following WNI shareholders 54,811,475 shares of Common Stock, par value $.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $.001 per share, of which each share is convertible into five hundred (500) shares of common stock, in consideration for a cash payment of $289,000 and all the outstanding shares of WNI at the effective time of the merger, will be canceled.

Name	Common Stock	Class A Preferred Stock
Yingxia Jiao	27,159,086	730,193.12
Lantin Deng	8,199,797	220,457.90
Lixue Deng	2,603,545	69,998.33
Fuling Jiao	3,792,954	101,976.52
Yufeng Hu	2,439,111	65,577.38
Guozhen Peng	1,145,560	30,799.27
Yingjuan Jiao	509,747	13,704.94
Yingli Jiao	509,747	13,704.94
Lanqing Deng	509,747	13,704.94
Yingjie Jiao	509,747	13,704.94
Limei Deng	509,747	13,704.94
Kaixin Tan	449,454	12,083.92
Haining Zhang	164,434	4,420.95
Huaqin Zhou	2,630,950	70,735.15
Warner Technology & Investment Corp. (1)	2,532,290	68,082.59
American Union Securities (2)	981,125	26,378.32
John C. Leo	164,434	4,420.95

(1) Dr. Huakang Zhou is the beneficial owner of Warner Technology & Investment Corp.
(2) John C. Leo was the beneficial owner of American Union Securities.

Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The above investors were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the above investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

.Exhibits.

Exhibit No.	Title of Document	Location

2.1	Agreement of Merger and Plan of Reorganization among Agronix, Inc., Agronix Acquisition Corp., and Warner Nutraceutical International, Inc.	Incorporated by reference as Exhibit 10.1 to Form 8-K filed May 12, 2006

3.1.1	Articles of Incorporation	Incorporated by reference to Form 10-SB filed May 17, 2000

3.1.2	Amendment to Articles of Incorporation	Incorporated by reference to Form 10-SB filed May 17, 2000

3.1.3	Amendment to Articles of Incorporation	Incorporated by reference to Form 10KSB filed April 02, 2007

3.1.4	Certificate of Designation of Class A Preferred Stock	Incorporated by reference as Exhibit 10.1 to Form 8-K filed May 12, 2006

3.2	Bylaws	Incorporated by reference to Form 10-SB filed May 17, 2000

5.1	Opinion of Anslow and Jaclin, LLP	Previously Filed

10.1	Subsidiary Purchase Agreement	Incorporated by reference as Exhibit 10.2 to Form 8-K filed May 12, 2006

14.1	Code of Ethics	Incorporated by reference to Form 10KSB filed April 02, 2007

21.1	Subsidiaries	Incorporated by reference to Form 10KSB filed April 02, 2007

23.1	Consent of Bagell Josephs Levine & Company, LLC	Filed herewith

23.2	Consent of Counsel, as in Exhibit 5.1	Previously Filed

                      Undertakings.

The undersigned registrant hereby undertakes:

(a)
The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

	(c)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

	(d)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, in the City of Harbin, Province of Heilongjiang, the People’s Republic of China on  September 3, 2008.

CHINA YINGXIA INTERNATIONAL, INC.

By:	/s/ Yingxia Jiao
Jiao Yangxia
President, Chief Executive Officer and Chairman

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

    The undersigned directors and officers of China Yingxia International, Inc. hereby constitute and appoint Yingxia Jiao, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yingxia Jiao	President, Chief Executive Officer and Chairman	September 3, 2008
Yingxia Jiao

/s/ Ren Hu	Chief Financial Officer	September 3, 2008
Ren Hu

/s/ Alice Rogers	Director	September 3, 2008
Alice Rogers

/s/ Dr. Zhaobo Wang	Director	September 3, 2008
Dr. Zhaobo Wang